EXHIBIT (a)










                          AGREEMENT AND PLAN OF MERGER

                            Dated as of July 16, 2000

                                  BY AND AMONG

                              GENERAL MILLS, INC.,

                 GENERAL MILLS NORTH AMERICAN BUSINESSES, INC.,

                                   DIAGEO PLC

                                       and

                              THE PILLSBURY COMPANY



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                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

Certain Definitions............................................................2


                                   ARTICLE II

The Merger; Closing...........................................................10

Section 2.1.   Time and Place of Closing......................................10
Section 2.2.   The Merger.....................................................10
Section 2.3.   Effective Time.................................................10
Section 2.4.   Effects of the Merger..........................................11
Section 2.5.   Certificate of Incorporation...................................11
Section 2.6.   By-Laws........................................................11
Section 2.7.   Officers and Directors of Surviving Corporation................11
Section 2.8.   Effect on Capital Stock........................................11
Section 2.9.   Subsidiary Purchases...........................................11
Section 2.10.  Aggregate Consideration........................................11
Section 2.11.  Deliveries by Diageo and the Selling Affiliates................12
Section 2.12.  Deliveries by General Mills and the Buying Affiliates..........12
Section 2.13.  Contingent Purchase Price Adjustment...........................13
Section 2.14.  Operating Working Capital Purchase Price Adjustment............14

                                   ARTICLE III

Representations and Warranties of Diageo and Pillsbury........................16

Section 3.1.   Incorporation; Authorization; etc..............................16
Section 3.2.   Capitalization; Structure......................................18
Section 3.3.   Financial Statements...........................................18
Section 3.4.   No Undisclosed Liabilities.....................................19
Section 3.5.   Properties; Sufficiency........................................19
Section 3.6.   Absence of Certain Changes.....................................20
Section 3.7.   Litigation; Orders.............................................20
Section 3.8.   Intellectual Property..........................................20
Section 3.9.   Licenses, Approvals, Other Authorizations, Consents,
               Reports, etc...................................................21
Section 3.10.  Labor Matters..................................................21
Section 3.11.  Compliance with Laws...........................................21
Section 3.12.  Insurance......................................................22
Section 3.13.  Material Contracts.............................................22
Section 3.14.  Brokers, Finders, etc..........................................22

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Section 3.15.  Opinion of Diageo Financial Advisor............................22
Section 3.16.  Board Approval.................................................22
Section 3.17.  Required Vote..................................................23
Section 3.18.  Environmental Compliance.......................................23
Section 3.19.  Employee Benefit Plans.........................................24
Section 3.20.  Acquisition of Shares for Investment...........................26
Section 3.21.  Products.......................................................27

                                   ARTICLE IV

Representations and Warranties of General Mills and Merger Sub................27

Section 4.1.   Incorporation; Authorization; etc..............................27
Section 4.2.   Capitalization; Structure......................................29
Section 4.3.   Financial Statements...........................................30
Section 4.4.   No Undisclosed Liabilities.....................................30
Section 4.5.   Properties.....................................................30
Section 4.6.   Absence of Certain Changes.....................................30
Section 4.7.   Litigation; Orders.............................................31
Section 4.8.   Intellectual Property..........................................31
Section 4.9.   Licenses, Approvals, Other Authorizations, Consents,
               Reports, etc...................................................31
Section 4.10.  Labor Matters..................................................32
Section 4.11.  Compliance with Laws...........................................32
Section 4.12.  Insurance......................................................32
Section 4.13.  Material Contracts.............................................32
Section 4.14.  Brokers, Finders, etc..........................................32
Section 4.15.  Opinions of General Mills Financial Advisors...................33
Section 4.16.  Board Approval; Rights Plan....................................33
Section 4.17.  Required Vote..................................................33
Section 4.18.  Antitakeover Statute...........................................33

                                    ARTICLE V

Covenants of the Parties......................................................33

Section 5.1.   Investigation of Business; Access to Properties and Records....33
Section 5.2.   Filings; Other Actions; Notification...........................34
Section 5.3.   Further Assurances.............................................36
Section 5.4.   Conduct of Business............................................37
Section 5.5.   Public Announcements...........................................42
Section 5.6.   Intercompany Accounts; Guaranties..............................42
Section 5.7.   Subsidiary Purchase Agreements.................................42
Section 5.8.   Allocation; Structure of Subsidiary Purchases..................42
Section 5.9.   No Solicitation................................................43
Section 5.10.  Proxy Statement; Diageo Circular...............................44

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Section 5.11.  Stockholder Meetings; Board Recommendations....................45
Section 5.12.  General Mills Board of Directors...............................45
Section 5.13.  Stock Exchange Listing.........................................45
Section 5.14.  Delivery of Financial Statements and Other Information.........45
Section 5.15.  Closing Date Indebtedness......................................46
Section 5.16.  Insurance......................................................46

                                   ARTICLE VI

Post-Closing Employee Benefits Matters........................................47

Section 6.1    Employee Benefits Matters......................................47

                                   ARTICLE VII

Tax Matters...................................................................50

Section 7.1.   Tax Representations of Diageo..................................50
Section 7.2.   General Mills Reorganization-Related Representations...........51
Section 7.3.   Tax Indemnification............................................53
Section 7.4.   Section 338(g) Elections for Food Subsidiaries.................53
Section 7.5.   Allocation of Certain Taxes....................................54
Section 7.6.   Carryovers, Refunds and Related Matters........................54
Section 7.7.   Preparation and Filing of Tax Returns..........................56
Section 7.8.   Tax Contests...................................................56
Section 7.9.   Cooperation....................................................58
Section 7.10.  Termination of Tax Sharing Agreements..........................58
Section 7.11.  General Mills Consolidated Returns.............................59
Section 7.12.  Diageo Consolidated Returns....................................59
Section 7.13.  Definitions....................................................59
Section 7.14.  Survival.......................................................60
Section 7.15.  Adjustments....................................................60
Section 7.16.  Tax Transactions...............................................60

                                  ARTICLE VIII

Conditions Precedent..........................................................61

Section 8.1.   Conditions to Each Party's Obligation..........................61
Section 8.2.   Additional Conditions to General Mills's and Merger
               Sub's Obligations..............................................61
Section 8.3.   Additional Conditions to Pillsbury's Obligation................62

                                   ARTICLE IX

Survival; Indemnification.....................................................63

Section 9.1.   Survival.......................................................63

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Section 9.2.   Indemnification by Diageo......................................63
Section 9.3.   Indemnification by General Mills...............................64
Section 9.4.   Indemnification Procedures.....................................64
Section 9.5.   Limitations on Indemnification.................................66
Section 9.6.   Exclusive Tax Indemnification..................................67

                                    ARTICLE X

Termination...................................................................67

Section 10.1.  Termination....................................................67
Section 10.2.  Procedure and Effect of Termination............................68
Section 10.3.  Termination Fees...............................................68

                                   ARTICLE XI

Miscellaneous.................................................................68

Section 11.1.  Counterparts...................................................69
Section 11.2.  Governing Law; Jurisdiction and Forum; Waiver of Jury Trial....69
Section 11.3.  Entire Agreement...............................................69
Section 11.4.  Expenses.......................................................70
Section 11.5.  Notices........................................................70
Section 11.6.  Successors and Assigns.........................................71
Section 11.7.  Headings; Definitions..........................................71
Section 11.8.  Amendments and Waivers.........................................71
Section 11.9.  Specific Performance...........................................71

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                                LIST OF EXHIBITS
                                ----------------


Exhibit A1     Food Subsidiaries
Exhibit A2     Non-Controlled Foreign Entities
Exhibit B      Model Form of Subsidiary Purchase Agreement
Exhibit C      Form of Stockholders Agreement
Exhibit D      Selling Affiliates
Exhibit E      Business Financial Statements

                                LIST OF SCHEDULES
                                -----------------

Schedule 2.14  Balance Sheet Report

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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 16, 2000, is by and among General Mills, Inc., a Delaware corporation ("General Mills"), General Mills North American Businesses, Inc., a Delaware corporation and wholly owned subsidiary of General Mills ("Merger Sub"), Diageo plc, a public limited company incorporated under the laws of England and Wales ("Diageo"), and The Pillsbury Company, a Delaware corporation and indirect wholly owned subsidiary of Diageo ("Pillsbury"). Unless otherwise specified, capitalized terms herein shall have the meaning ascribed to them in Article I.

         WHEREAS, Pillsbury, its Subsidiaries, certain other Subsidiaries of Diageo and other Persons in which Diageo or its Affiliates own equity interests listed in Exhibit A1 hereto (such Subsidiaries and Persons listed on Exhibit A1, the "Food Subsidiaries") and certain other Persons in which Diageo or its Affiliates own equity interests listed in Exhibit A2 hereto (the Persons listed on Exhibit A2 hereto, the "Non-Controlled Foreign Entities"), together with their respective Subsidiaries, conduct the entire food business (other than the fast food business) of Diageo. (The Food Subsidiaries and the Non-Controlled Foreign Entities collectively are referred to herein as the "Purchased Entities");

         WHEREAS, General Mills and Diageo desire to combine the businesses of General Mills with the food business (other than the fast food business) of Diageo through (a) the merger (the "Merger") of Merger Sub with and into Pillsbury, with Pillsbury as the surviving corporation in the Merger as a wholly owned subsidiary of General Mills upon the terms and subject to the conditions set forth in this Agreement and (b) the purchase by certain indirect Subsidiaries of General Mills (the "Buying Affiliates") from the Selling Affiliates of all of the outstanding shares of capital stock or other equity interests of the Purchased Entities owned by the Selling Affiliates (the "Purchased Interests") and/or the assets and liabilities of the Purchased Entities, upon the terms and subject to the conditions set forth herein and in the agreements relating to such purchases (collectively, the "Subsidiary Purchases" and such agreements, collectively, the "Subsidiary Purchase Agreements");

         WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization under Section 368 of the Code and the Subsidiary Purchases will not so qualify;

         WHEREAS, (a) the respective Boards of Directors of Pillsbury and Merger Sub have each determined that this Agreement is advisable, fair to and in the best interests of their respective stockholders and have approved and adopted this Agreement, (b) General Mills, as sole stockholder of Merger Sub, and Gramet Holdings Corporation (the "Pillsbury Stockholder"), as sole stockholder of Pillsbury, have each approved this Agreement and (c) the respective Boards of Directors of General Mills and Diageo have each approved this Agreement and the Subsidiary Purchases; and

         WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, it is contemplated that General Mills, Diageo, the Pillsbury Stockholder and the Selling Affiliates will enter into a Stockholders Agreement (the "Stockholders Agreement" and


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collectively with the Subsidiary Purchase Agreements, the "Ancillary
Agreements") in the form set forth as Exhibit C to this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                               Certain Definitions
                               -------------------

         Section 1.1 As used in this Agreement the following terms shall have the following respective meanings:

         "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission.

         "Additional Shares" shall mean the shares of General Mills Common Stock, if any, issued pursuant to Section 2.14 hereof, and the shares of General Mills Common Stock, if any, issued pursuant to Section 9.4(d)(ii) hereof.

         "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person, it being understood that Diageo and the Continuing Affiliates shall not be considered to be Affiliates of General Mills and its Subsidiaries after the Effective Time for purposes of Articles VII and IX. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "Anniversary Date" means the first anniversary of the Effective Time (or if such date is not a Business Day, the next Business Day).

         "Benefit Arrangement" means any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, participated in, maintained, administered or contributed to, as the case may be, by any Business Entity and (iii) covers any U.S. employee or former U.S. employee of any Business Entity employed in the United States.

         "Books and Records" shall mean all of the books and records primarily related to the operations of the Business Entities, including, without limitation, (i) corporate minute books,

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(ii) books and records relating to employees, the purchase of materials, supplies and services, research and development, manufacture and sale of products and services, advertising, packaging, promotional materials and dealings with customers of the Business Entities, and (iii) historical and archival data.

         "Business Combination Proposal" shall mean, with respect to any Person,
(i) any merger, consolidation or other business combination as a result of which the stockholders of such Person prior to such transaction would cease to hold at least 80% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) the acquisition by another Person at least 20% of the outstanding voting securities of such Person, (iii) the sale, lease, exchange or other disposition of at least 20% of the assets of such Person and its Subsidiaries taken as a whole, or (iv) any transaction as a result of which the directors of such Person immediately prior to such transaction would cease to represent at least two-thirds of the members of the board of directors of such Person or the entity surviving or resulting from such transaction (or the ultimate parent entity thereof).

         "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City or London are authorized or required by Law to remain closed.

         "Business Entities" shall mean Pillsbury, the Food Subsidiaries and their respective Subsidiaries.

         "Business Intellectual Property Rights" means all material Intellectual Property Rights owned or licensed and used or held for use by any Business Entity.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

         "Contingent Share Value" means the lesser of (i) the amount by which the Target Price exceeds the Market Value as of the Anniversary Date and (ii) the Maximum Contingent Share Value.

         "Continuing Affiliate" shall mean any Affiliate of Diageo, other than a Business Entity.

         "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Arrangements.

         "Covered Losses" shall mean any and all losses, liabilities, claims, fines, deficiencies, damages, obligations, payments (including, without limitation, those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including, without limitation, interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other reasonable out-of-pocket expenses

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incurred in investigating, preparing, defending, avoiding or settling any
Action), including, without limitation, any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

         "DGCL" shall mean the Delaware General Corporation Law.

         "Diageo Director" shall mean a member of the Board of Directors of Diageo or of the Executive Committee of Diageo.

         "Diageo Financial Advisors" means UBS Warburg and Greenhill & Co. LLC.

         "Diageo Shareholders Approval" shall mean the approval of the Transactions by the shareholders of Diageo by the Required Diageo Vote.

         "Disposition" means a merger, consolidation or other business combination involving General Mills as a result of which no shares of General Mills Common Stock shall remain outstanding and the stockholders of General Mills immediately prior to the merger, consolidation or other business combination shall not own a majority of the voting power of the common equity securities received in such merger, consolidation or other business combination, or a sale, transfer or other disposition of all or substantially all of the assets of General Mills.

         "Disposition Value" means the lesser of (i) the Maximum Contingent Share Value and (ii) the amount, if any, by which the Target Price exceeds the lesser of (A) where the consideration to be received for each share of General Mills Common Stock by the holder thereof as a result of such Disposition is only cash, the amount of such cash per share (calculated as of the Stockholder Approval Date), or where any of the consideration to be received for each share of General Mills Common Stock by the holder thereof as a result of such Disposition (and assuming that such holder did not exercise any right of appraisal or right of election with respect to such Disposition) is other than cash, the fair market value of the consideration to be received for each such share (as determined in good faith by the Board of Directors of General Mills as of the Stockholder Approval Date) and (B) the Market Value as of the Stockholder Approval Date.

         "Employee Arrangement" means any Benefit Arrangement, Employee Plan or International Plan.

         "Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is entered into, participated in, maintained, administered or contributed to by any Business Entity and (iii) covers any employee or former employee of any Business Entity.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA.

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         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "General Mills Common Stock" shall mean the Common Stock, par value $.10 per share, of General Mills, and the associated Rights issued pursuant to the General Mills Rights Agreement.

         "General Mills Financial Advisors" shall mean Evercore Partners Inc. and Merrill, Lynch & Co. Incorporated.

         "General Mills Intellectual Property Rights" means all material Intellectual Property Rights owned or licensed and used or held for use by General Mills or any of its Subsidiaries.

         "General Mills Rights Agreement" shall mean the Rights Agreement, dated as of December 11, 1995, between General Mills and Norwest Bank Minnesota, as Rights Agent.

         "General Mills Shares Held" means the number of shares of General Mills Common Stock issued to the Pillsbury Stockholder or the Selling Affiliates pursuant to this Agreement or the Subsidiary Purchase Agreements, as the case may be, and continued to be held by the Pillsbury Stockholder or the Selling Affiliates or their Permitted Transferees as of the Anniversary Date or the Disposition, as the case may be.

         "General Mills Stockholders Approval" shall mean the approval of the General Mills Share Issuance and the Charter Amendment by the stockholders of General Mills by the Required General Mills Votes.

         "Governmental Authority" shall mean any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

         "International Plan" means any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement

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benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, participated in, maintained, administered or contributed to by any Business Entity and (iii) covers any employee or former employee of any Business Entity.

         "knowledge" of any Person shall mean the actual knowledge of such Person's executive officers, without the conduct by any such Person of any independent investigation with respect to the facts or matters specified.

         "Law" shall mean any United States federal, state or local, or any foreign, order, writ, injunction, judgment, award, decree, statute, law, rule or regulation.

         "Lien" shall mean any imperfection of title, easement, encroachment, security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, proxy, voting trust or voting agreement.

         "Market Value" shall mean, as of any date, the average of the daily high and low sales prices per share of General Mills Common Stock during the regular trading sessions on the NYSE for each of the 20 full trading days immediately preceding (but not including) such date.

         "Maximum Contingent Share Value" means $4.55.

         "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) of ERISA.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Liens" shall mean all Liens (i) which are reflected or reserved against in the Business Balance Sheet (up to the amounts so reflected or reserved against), (ii) which arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings,
(iii) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iv) which relate to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (v) which do not materially impair the use of the asset subject thereof for the purposes for which currently used, and (vi) in the case of the Business Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions, in the case of each of the agreements, conditions, restrictions or other matters referenced in this clause (vi) which do not materially impair the use, utility or value of the applicable property affected or encumbered thereby for the purposes for which currently used.

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         "Permitted Transferee" shall mean Diageo or any direct or indirect wholly owned subsidiary of Diageo, in each case which becomes bound to the Stockholders Agreement.

         "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Pillsbury Common Stock" shall mean the shares of common stock, par value $1.00 per share, of Pillsbury.

         "Pillsbury Purchase Price Shares" shall mean the number of Purchase Price Shares allocated to the Merger as determined in accordance with Section 5.8(a).

         "Purchase Price Shares" shall mean 141 million shares of General Mills Common Stock.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Selling Affiliates" shall mean the entities listed on Exhibit D.

         "Stockholder Approval Date" means the date stockholders of General Mills approve a Disposition.

         "Subsidiary" shall mean, with respect to any Person, any other entity of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

         "Subsidiary Purchase Price Shares" shall mean the Purchase Price Shares other than the Pillsbury Purchase Price Shares.

         "Target Price" means $42.55.

         "Title IV Plan" means a plan subject to Title IV of ERISA other than any Multiemployer Plan.

         "U.K. GAAP" shall mean United Kingdom generally accepted accounting principles.

         "U.S. GAAP" shall mean United States generally accepted accounting principles.

         "Withdrawal Liability" means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV or ERISA.

         (a) (b) Each of the following terms is defined in the Section set forth opposite such term:

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TERM                                                                 SECTION
----                                                                 -------

Acquisition Proposal.................................................5.9(a)
Adjusted Closing Date Operating Working Capital Calculation..........2.14(c)
Adjustment Payment Date..............................................2.14(d)
ADSP.................................................................7.4
Agreement............................................................Preamble
Ancillary Agreements.................................................Recitals
Business.............................................................3.5(b)
Business Balance Sheet...............................................3.3(a)
Business Financial Statements........................................3.3(a)
Business Material Contracts..........................................3.13
Business Real Property...............................................3.5
Buying Affiliates....................................................Recitals
Certificate of Merger................................................2.3
Charter Amendment....................................................4.1(b)
Closing..............................................................2.1
Closing Date.........................................................2.1
Closing Date Operating Working Capital Calculation...................2.14(a)
COBRA coverage.......................................................6.1(g)
Confidentiality Agreement............................................5.1(b)
Controlling Party....................................................7.8(c)
Determination........................................................7.4
Diageo...............................................................Preamble
Diageo Circular......................................................5.10(c)
Diageo Disclosure Schedule...........................................Article III
Diageo Group.........................................................7.13
Diageo Indemnified Parties...........................................9.3(a)
Diageo Indemnifying Parties..........................................9.2(a)
Diageo Insurance Policies............................................5.16(b)
Diageo Plan..........................................................6.1(l)
Diageo Representatives...............................................5.9(a)
Diageo Shareholders Meeting..........................................5.11
Diageo Tax Indemnitees...............................................7.13
Diageo Tax Indemnitors...............................................7.13
EC...................................................................8.1(c)
Effective Time.......................................................2.3
Employees............................................................6.1(a)
Environmental Laws...................................................3.18(a)
Escrow Agent.........................................................2.13(a)
Escrow Agreement.....................................................2.13(a)
Escrow Fund..........................................................2.13(a)
FD&C Act.............................................................3.21(a)
Food Subsidiaries....................................................Recitals
General Mills........................................................Preamble
General Mills Balance Sheet..........................................4.4
General Mills Disclosure Schedule....................................Article IV

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TERM                                                                 SECTION
----                                                                 -------

General Mills Financial Statements...................................4.3(b)
General Mills Group..................................................7.13
General Mills Indemnified Parties....................................9.2(a)
General Mills Indemnifying Parties...................................9.3(a)
General Mills Material Adverse Effect................................4.1(a)
General Mills Material Contracts.....................................4.13
General Mills Proxy Statement........................................5.10(a)
General Mills Representatives........................................5.9(b)
General Mills SEC Reports............................................4.3(a)
General Mills Share Issuance.........................................4.1(a)
General Mills Significant Subsidiaries...............................4.2(b)
General Mills Stockholders Meeting...................................5.11
General Mills Tax Indemnitees........................................7.13
General Mills Tax Indemnitors........................................7.13
Governmental Antitrust Authority.....................................5.2(e)
Insurance Claims.....................................................5.16(b)
Joint Instruction....................................................2.13(a)
Licenses.............................................................3.9(a)
Merger...............................................................Recitals
Merger Sub...........................................................Recitals
Neutral Auditors.....................................................2.14(c)
Non-Controlled Foreign Entities .....................................Recitals
Non-controlling Party................................................7.8(c)
Notice of Claim......................................................9.4
Operating Working Capital............................................2.14(a)
Pillsbury............................................................Preamble
Pillsbury Material Adverse Effect....................................3.1(a)
Pillsbury Stockholder................................................Recitals
Post-Closing Period..................................................7.13
Pre-Closing Period...................................................7.13
Products.............................................................3.21(a)
Purchased Entities...................................................Recitals
Purchased Interests..................................................Recitals
Purchase Price.......................................................2.10
Required Diageo Vote.................................................3.17
Required General Mills Votes.........................................4.17
Resolution Period....................................................2.14(b)
Returns..............................................................7.13
Rights...............................................................4.2(a)
Stockholders Agreement...............................................Recitals
Straddle Period......................................................7.7(c)
Straddle Period Return...............................................7.7(c)
Subsidiary Purchase Agreements.......................................Recitals
Subsidiary Purchases.................................................Recitals
Substantially All Action.............................................7.2(e)

TERM                                                                 SECTION
----                                                                 -------

Surviving Corporation................................................2.2
Tax..................................................................7.13
Tax Claim............................................................7.13
Tax Indemnitee.......................................................7.13
Tax Proceeding.......................................................7.8(b)
Tax Returns..........................................................7.13
Taxing Authority.....................................................7.13
Termination Date.....................................................10.1(b)
Transactions.........................................................3.1(b)
U.S. Corporation.....................................................3.1(a)
2000 Financial Statements............................................5.14(a)
338 Election.........................................................7.4
338 Election Allocations.............................................7.4
338 Election Subsidiaries............................................7.4


                                   ARTICLE II

                               The Merger; Closing
                               -------------------

         Section 2.1 Time and Place of Closing. The closing of the Merger (the "Closing") shall take place (a) at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable (but no later than the fifth Business
Day) following the date on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, time and/or date as General Mills and Diageo shall agree (the date of the Closing, the "Closing Date") .

         Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, Merger Sub shall be merged with and into Pillsbury at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Pillsbury shall continue as the surviving corporation (the "Surviving Corporation").

         Section 2.3 Effective Time. Upon the Closing, Merger Sub and Pillsbury shall (a) file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as General Mills and Diageo shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

         Section 2.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Pillsbury and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Pillsbury and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 2.5 Certificate of Incorporation. The certificate of incorporation of Pillsbury, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         Section 2.6 By-Laws. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         Section 2.7 Officers and Directors of Surviving Corporation. The officers of Pillsbury as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall become the directors of the Surviving Corporation, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

         Section 2.8 Effect on Capital Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Diageo or the Pillsbury Stockholder, all of the shares of Pillsbury Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and shall collectively be converted into the right to receive the Pillsbury Purchase Price Shares.

         (b) At the Effective Time, by virtue of the Merger and without any action on the part of General Mills, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         Section 2.9 Subsidiary Purchases. At the Closing, each of the Subsidiary Purchases will be consummated.

         Section 2.10 Aggregate Consideration. The aggregate consideration paid to the Pillsbury Stockholder pursuant to this Agreement in connection with the Merger and to the Selling Affiliates for the Subsidiary Purchases shall consist of (a) the Purchase Price Shares and (b) the Additional Shares, if any, issued pursuant to Section 2.14 or 9.4(d)(ii) (collectively, the "Purchase Price"), subject to any adjustment to the Purchase Price pursuant to Section 2.13, 2.14 or 9.4(d)(i).

         Section 2.11 Deliveries by Diageo and the Selling Affiliates. At the Closing, Diageo shall, or shall cause the Pillsbury Stockholder or one or more of the Selling Affiliates to, as the case may be, deliver the following to General Mills or, in the case of paragraph (a) below, the applicable Buying
Affiliate:

         (a) certificates or notarial assignment deed for, or such other instruments evidencing ownership under applicable law of, the Purchased Interests, which constitute and will constitute as of the Closing, 100% of the issued and outstanding shares of capital stock or other equity interests of the Purchased Entities owned by the Selling Affiliates, in each case with appropriate stock powers or other instruments of transfer and requisite tax stamps attached and properly signed (or in the event any of the Subsidiary Purchases is in the form of an acquisition of assets and liabilities, such documentation as may be necessary to reflect the transfer of such assets and liabilities to the applicable Buying Affiliate);

         (b) all Books and Records in the possession of Diageo or any Continuing Affiliate, except as otherwise provided by Law;

         (c) the certificate required to be delivered by Diageo and Pillsbury pursuant to Section 8.2(d);

         (d) counterparts of the Stockholders Agreement duly executed by Diageo, the Pillsbury Stockholder and each of the Selling Affiliates;

         (e) certificates of the Secretary or an Assistant Secretary of Diageo, Pillsbury, the Pillsbury Stockholder and the Selling Affiliates, dated the Closing Date, (i) as to the incumbency and signatures of the officers or representatives of Diageo and Pillsbury executing this Agreement and of Diageo, the Pillsbury Stockholder and the Selling Affiliates executing the Stockholders Agreement and of the Selling Affiliates executing the Subsidiary Purchase Agreements, together with evidence of incumbency of such Secretary or Assistant Secretary, and (ii) certifying attached resolutions of the respective Board of Directors of Diageo, Pillsbury, the Pillsbury Stockholder and the Selling Affiliates that authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be;

         (f) resignations, effective as of the Effective Time, of those directors of the Food Subsidiaries as General Mills may request; and

         (g) such other documents, instruments and certificates as General Mills may reasonably request in connection with the transactions contemplated by this Agreement.

         Section 2.12 Deliveries by General Mills and the Buying Affiliates. At the Closing, General Mills shall deliver to Diageo, and, in the case of paragraph (b) below, shall cause each Buying Affiliate to deliver to the applicable Selling Affiliate:

         (a) a certificate for the Pillsbury Purchase Price Shares (which shares, when delivered, will be duly authorized, validly issued, fully paid and non-assessable), in definitive form, registered in the name of the Pillsbury Stockholder, bearing a legend or legends referencing restrictions under the Securities Act on transfer of the Pillsbury Purchase Price Shares and any legends required by the Stockholders Agreement;

         (b) certificates for the Subsidiary Purchase Price Shares (which shares, when delivered, will be duly authorized, validly issued, fully paid and non-assessable), in definitive form, registered in the names of the Selling Affiliates in each case for the number of Subsidiary Purchase Price Shares as determined in accordance with Section 5.8(a), bearing a legend or legends referencing restrictions under the Securities Act on transfer of the Subsidiary Purchase Price Shares and any legends required by the Stockholders Agreement;

         (c) the certificate required to be delivered by General Mills pursuant to Section 8.3(c);

         (d) a duly executed counterpart of the Stockholders Agreement executed by General Mills;

         (e) certificates of the Secretary or an Assistant Secretary of General Mills, Merger Sub and the Buying Affiliates, dated the Closing Date, (i) as to the incumbency and signatures of the officers or representatives of General Mills and Merger Sub executing this Agreement and of General Mills executing the Stockholders Agreement and of the officers or representatives of General Mills and the Buying Affiliates executing the Subsidiary Purchase Agreements, together with evidence of the incumbency of such Secretary or Assistant Secretary, and
(ii) certifying attached resolutions of the respective Boards of Directors of General Mills, Merger Sub and the Buying Affiliates, which authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be; and

         (f) such other documents, instruments and certificates as Diageo may reasonably request in connection with the transactions contemplated by this Agreement.

         Section 2.13 Contingent Purchase Price Adjustment. (a) Immediately upon consummation of the Merger, Diageo shall cause Pillsbury Stockholder to deliver to a bank or financial institution in the United States mutually acceptable to General Mills and Diageo, as escrow agent (the "Escrow Agent"), $642 million in cash, by wire transfer of immediately available funds to be held by the Escrow Agent pursuant to a customary escrow agreement (the "Escrow Agreement"), in form and substance mutually acceptable to General Mills, Diageo and Pillsbury Stockholder. If mutually agreed by General Mills and Diageo, in lieu of delivery to the Escrow Agent of $642 million in cash, Diageo may cause Pillsbury Stockholder to deliver to the Escrow Agent $642 million of investments mutually selected by General Mills and Pillsbury Stockholder. In the event Pillsbury Stockholder delivers cash to the Escrow Agent, the Escrow Agent shall invest such funds as mutually directed by General Mills and Pillsbury Stockholder. The funds or investments delivered to the Escrow Agent, together with any interest or other proceeds with respect thereto, shall be the "Escrow Fund." The Escrow Fund shall be released upon the giving of a joint instruction (the "Joint Instruction") by General Mills and Pillsbury Stockholder pursuant to paragraph
(b) or (c) below. All costs and expenses relating to the Escrow Agreement, including the fees and expenses of the Escrow Agent, shall be borne equally by General Mills and Pillsbury Stockholder.

         (b) Unless the stockholders of General Mills have approved a Disposition prior to the Anniversary Date, General Mills and Pillsbury Stockholder shall (and Diageo shall cause Pillsbury Stockholder to) give the Joint Instruction to the Escrow Agent on the Anniver-sary Date, instructing the payout of the Escrow Fund as follows. The Joint Instruction pursuant to this paragraph (b) shall instruct the Escrow Agent to pay to General Mills from the Escrow Fund, on or as promptly as practicable following the Anniversary Date, an amount, if any, equal to the total amount of the Escrow Fund less an amount, if any, equal to the product of (i) the number of General Mills Shares Held multiplied by (ii) the Contingent Share Value. The Joint Instruction pursuant to this paragraph (b) shall further instruct the Escrow Agent to return to Pillsbury Stockholder the remainder of the Escrow Fund, if any, promptly following payment of the amount, if any, set forth above to General Mills.

         (c) In the event the stockholders of General Mills approve a Disposition prior to the Anniversary Date, General Mills and Pillsbury Stockholder shall (and Diageo shall cause Pillsbury Stockholder to) give the Joint Instruction to the Escrow Agent no later than the date of the Disposition, instructing the payout of the Escrow Fund as follows. The Joint Instruction pursuant to this paragraph (c) shall instruct the Escrow Agent to pay to General Mills from the Escrow Fund, on or as promptly as practicable following the date of the Disposition, an amount, if any, equal to the total amount of the Escrow Fund less an amount, if any, equal to the product of (i) the number of General Mills Shares Held multiplied by (ii) the Disposition Value. The Joint Instruction pursuant to this paragraph (c) shall further instruct the Escrow Agent to return to Pillsbury Stockholder the remainder of the Escrow Fund, if any, promptly following payment of the amount, if any, set forth above to General Mills.

         (d) The number of shares of General Mills Common Stock or type of property or securities issuable in connection with the transactions contemplated by this Agreement and the Subsidiary Purchase Agreements, the Contingent Share Value, the Maximum Contingent Share Value, the Disposition Value, the Target Price, the General Mills Shares Held and the calculation of Market Value shall be appropriately and equitably adjusted to reflect (i) the payment of any extraordinary distribution or dividend on shares of General Mills Common Stock (other than regular quarterly cash dividends), (ii) any stock split, stock dividend or combination of such shares or (iii) any consolidation, merger or other event which results in the conversion or exchange of such shares.

         (e) All calculations and determinations pursuant to this Section 2.13 shall be mutually agreed upon by Diageo and General Mills in good faith, and shall be final and binding upon all of the parties to this Agreement and on the Pillsbury Stockholder. General Mills and Diageo agree to treat Pillsbury Stockholder as the owner of the Escrow Fund for U.S. federal income Tax purposes until the Escrow Fund is disbursed pursuant to the terms hereof and the Escrow Agreement, except to the extent otherwise required pursuant to a Determination.

         Section 2.14 Operating Working Capital Purchase Price Adjustment. (a) As soon as practicable, but in no event later than 90 days following the Closing Date, General Mills shall prepare a calculation of the Operating Working Capital of the Business Entities as of the Closing Date (the "Closing Date Operating Working Capital Calculation"). For this purpose "Operating Working Capital" shall mean the Operating Working Capital of the Business Entities determined as reflected in the line entitled "CR15297 Operating Working Capital" on the balance sheet report (in management format) attached hereto as Schedule 2.14. The Closing Date Operating Working Capital Calculation shall be prepared in the same manner, consistent with past practice, and based on the same items, as the Operating Working Capital of the Business

Entities has historically been prepared. Between the date hereof and the Closing Date, the Business Entities shall, and Diageo shall cause the Business Entities to, manage Operating Working Capital in the ordinary course of business and consistent with past practice, and shall not take any action for the purpose of changing the calculation of Operating Working Capital.

         (b) General Mills shall deliver a copy of the Closing Date Operating Working Capital Calculation to Diageo promptly after it has been prepared. After receipt of the Closing Date Operating Working Capital Calculation, Diageo shall have 60 days to review the Closing Date Operating Working Capital Calculation, together with the workpapers used in the preparation thereof. Diageo and its authorized representatives shall have full access during normal business hours to all relevant books and records and employees of the Business Entities to the extent required to complete their review of the Closing Date Operating Working Capital Calculation; provided, however, that such access shall not unreasonably disrupt the personnel and operations of the Business Entities. Unless Diageo delivers written notice to General Mills on or prior to the 60th day after Diageo's receipt of the Closing Date Operating Working Capital Calculation specifying in reasonable detail all disputed items and the basis therefor, Diageo shall be deemed to have accepted and agreed to the Closing Date Operating Working Capital Calculation. If Diageo so notifies General Mills of its objection to the Closing Date Operating Working Capital Calculation, General Mills and Diageo shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

         (c) If at the conclusion of the Resolution Period amounts shall remain in dispute, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Diageo and General Mills within 10 days after the expiration of the Resolution Period. If Diageo and General Mills are unable to agree on the Neutral Auditors, then Diageo and General Mills shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material business relationship with Diageo, General Mills or any of their respective Affiliates within the past two years. The parties hereto agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Diageo and General Mills. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Diageo and General Mills and shall be final, binding and conclusive. The term "Adjusted Closing Date Operating Working Capital Calculation", as used herein, shall mean the definitive Closing Date Operating Working Capital Calculation agreed or deemed to have been agreed to by Diageo and General Mills in accordance with Section 2.14(b) or the definitive Closing Date Operating Working Capital Calculation resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.14(c) (in addition to those items theretofore agreed to by Diageo and General Mills).

         (d) The Purchase Price shall be reduced dollar for dollar by the amount, if any, by which Operating Working Capital shown on the Adjusted Closing Date Operating Working Capital Calculation is less than $100 million or increased dollar for dollar by the amount, if any, by which Operating Working Capital shown on the Adjusted Closing Date Operating Working Capital Calculation is greater than $300 million, provided, however, that if the Closing Date is between October 15 and November 15, inclusive, the $300 million threshold shall be increased to $400 million, and if the Closing Date is between March 15 and April 15, inclusive, the $100 million threshold shall be reduced to zero; provided, further, that if there is a sale, divestiture or disposition of any plants, assets or businesses consummated prior to the Closing pursuant to
Section 5.2, Diageo and General Mills shall mutually agree on an appropriate adjustment of the aforementioned thresholds to reflect such sale, divestiture or disposition. For the avoidance of doubt, in the event that the Operating Working Capital shown on the Adjusted Closing Date Operating Working Capital Calculation is not greater or less than the applicable threshold, no adjustment to the Purchase Price shall be made pursuant to this Section 2.14.

         (e) Any reduction in the Purchase Price made pursuant to Section 2.14(d) shall be paid by Diageo, by wire transfer in immediately available funds, to an account or accounts specified by General Mills, within five Business Days after the Adjusted Closing Date Operating Working Capital Calculation is agreed upon or deemed to have been agreed upon by General Mills and Diageo or the written statement of the Neutral Auditors setting forth their determination regarding any remaining disputed items is delivered to General Mills and Diageo (such fifth Business Day, the "Adjustment Payment Date"), and shall bear interest from (and including) the Closing Date through (and including) the date of payment at the publicly announced prime interest rate of Citibank, N.A. in effect from time to time for unsecured short-term commercial loans. Any increase in the Purchase Price made pursuant to Section 2.14(d) shall be paid by General Mills by delivery to the Pillsbury Stockholder on the Adjustment Payment Date of a number of shares of General Mills Common Stock equal to (i) the amount of the increase (which shall bear interest from (and including) the Closing Date through (and including) the date of payment at the publicly announced prime interest rate of Citibank, N.A. in effect from time to time for unsecured short-term commercial loans) divided by (ii) the Market Value on the Adjustment Payment Date.

                                   ARTICLE III

             Representations and Warranties of Diageo and Pillsbury
             ------------------------------------------------------

         Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to General Mills by Diageo on or prior to the date hereof (the "Diageo Disclosure Schedule"), each of Diageo and Pillsbury hereby represents and warrants to General Mills and Merger Sub as follows:

         Section 3.1 Incorporation; Authorization; etc. (a) Each Business Entity is duly organized and validly existing and, with respect to those corporations organized under the laws of one of the states of the United States of America (a "U.S. Corporation"), in good standing, under the laws of the jurisdiction of its organization. Each of the Business Entities (i) has the requisite corporate or similar power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) with respect to each U.S. Corporation, is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so organized or in good standing or to be duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business Entities, taken as a whole (a "Pillsbury Material Adverse Effect"). Diageo is a public limited company duly incorporated and validly existing under the laws of England and Wales.

         (b) Each of Diageo and Pillsbury has the requisite corporate or similar power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Diageo, the Pillsbury Stockholder and the Selling Affiliates has the requisite corporate or similar power and authority to execute the Stockholders Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Diageo and Pillsbury of this Agreement, the performance by Diageo and Pillsbury of their obligations hereunder and the consummation by Diageo and Pillsbury of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Diageo and Pillsbury and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and except for obtaining the approval of the shareholders of Diageo of the disposition of the Business Entities contemplated hereby (the "Transactions") by the Required Diageo Vote, no other corporate proceedings on the part of Diageo or Pillsbury, their respective Boards of Directors or shareholders are necessary therefor.

         (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements will not (i) violate any provision of Diageo's, the Pillsbury Stockholder's, any Selling Affiliate's or any Business Entity's respective certificate of incorporation or by-laws (or equivalent organizational documents), (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any of the Purchased Interests, or any Business Entity's assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which Diageo, any Continuing Affiliate or any Business Entity is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which Diageo, any Continuing Affiliate or any Business Entity is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date. This Agreement has been duly executed and delivered by Diageo and Pillsbury, and, assuming the due execution hereof by General Mills and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of Diageo and Pillsbury, enforceable against Diageo and Pillsbury in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). At the Closing, each of the Ancillary Agreements to which Diageo, the Pillsbury Stockholder or a Selling Affiliate is or will be a party will be duly executed and delivered by Diageo, the Pillsbury Stockholder and such Selling Affiliates, as applicable, and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing will constitute the legal, valid and binding obligations of Diageo, the Pillsbury Stockholder and such Selling Affiliates, enforceable against Diageo, the Pillsbury Stockholder and such Selling Affiliates in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Diageo has delivered to General Mills a true and correct copy of the certificate of incorporation and by-laws, each as amended to date, of Pillsbury.

         Section 3.2 Capitalization; Structure. (a) The authorized capital stock of Pillsbury consists of 1,000 shares of Pillsbury Common Stock. As of the date hereof, one share of Pillsbury Common Stock is outstanding, which share is validly issued, fully paid and nonassessable, and free of preemptive rights and owned by the Pillsbury Stockholder free and clear of all Liens. Section 3.2(a) of the Diageo Disclosure Schedule sets forth the name of each Subsidiary of Pillsbury, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name of and number of shares owned by each holder of any such shares of capital stock or other equity interests. Except as set forth in Section 3.2 of the Diageo Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of Pillsbury's Subsidiaries have been validly issued, and are fully paid and nonassessable and free of preemptive rights.

         (b) Section 3.2(b)(i) of the Diageo Disclosure Schedule sets forth the name of each Purchased Entity, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name and number of shares owned by each holder of any such shares of capital stock or other equity interests. Except as set forth in Section 3.2 of the Diageo Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of the material Purchased Entities have been validly issued, and are fully paid and nonassessable, are free of preemptive rights, and are owned directly by the Selling Affiliate as set forth on Section 3.2(b)(ii) of the Diageo Disclosure Schedule, free and clear of all Liens. Section 3.2(b)(ii) of the Diageo Disclosure Schedule sets forth the name of each Subsidiary of any Purchased Entity, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name and number of shares owned by each holder of any such shares of capital stock or other equity interests. Except as set forth in Section 3.2(b)(ii) of the Diageo Disclosure Schedule, all of the outstanding shares of capital stock of the material Subsidiaries of the Purchased Entities have been validly issued, and are fully paid and nonassessable and are owned directly or indirectly by the Selling Affiliate as set forth on Section 3.2(b)(ii) of the Diageo Disclosure Schedule, free and clear of all Liens. Upon consummation of the Subsidiary Purchases at the Closing as contemplated by this Agreement, the Selling Affiliates will deliver to the Buying Affiliates good and valid title to all of the Purchased Interests.

         (c) There are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, any Business Entity. None of the Business Entities owns any equity interest, directly or indirectly, in any Person other than the Subsidiaries of Pillsbury or of the Purchased Entities. There are no outstanding obligations of any Business Entity (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests in any Business Entity or (ii) to grant preemptive or antidilutive rights with respect to any such shares or interests.

         Section 3.3 Financial Statements. (a) Attached hereto as Exhibit E are true and complete copies of the unaudited consolidated state-ments of income, balance sheets and statements of cash flows of the Business Entities as of and for the nine months ended June 30, 1998, as of and for the twelve months ended June 30, 1999, and as of and for the six months ended December 31, 1999 (collectively, the "Business Financial Statements"). The Business Financial Statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Business Entities for the respective periods or as of the respective dates set forth therein, in each case in accordance with U.K. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except for changes resulting from normal and recurring year-end adjustments). The Business Financial Statements have been prepared from and in all material respects in accordance with the books and records of the Business Entities. The balance sheet as of December 31, 1999 included in the Business Financial Statements is referred to herein as the "Business Balance Sheet."

         (b) The 2000 Financial Statements (including, in each case, any notes thereto), when delivered to General Mills pursuant to Section 5.14(a) and as of the Closing Date, (i) will present fairly in all material respects the combined financial position and results of operations and cash flows of the Business Entities for the respective periods or as of the respective dates set forth therein, in each case in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except, in the case of interim periods, for changes resulting from normal and recurring year-end adjustments), and (ii) will have been prepared from and in all material respects in accordance with the books and records of the Business Entities.

         Section 3.4 No Undisclosed Liabilities. Except for liabilities which are reflected or reserved against in the Business Balance Sheet or as set forth in Section 3.4 of the Diageo Disclosure Schedule, none of the Business Entities has any liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with U.K. GAAP or U.S. GAAP, except for (a) liabilities or obligations arising in the ordinary course of business consistent with past practice since December 31, 1999, which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect and (b) with respect to liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, deferred income taxes, pension, and postretirement/employment liabilities.

         Section 3.5 Properties; Sufficiency. (a) With the exception of properties disposed of since December 31, 1999 in the ordinary course of business, a Business Entity has good title to, or holds by valid and existing lease or license, free and clear of all Liens other than Permitted Liens, each piece of real and personal property capitalized on or included in the Business Balance Sheet and each piece of real and personal property acquired by any Business Entity since the date of the Business Balance Sheet that would, had it been acquired prior to such date, be capitalized on or included in the Business Balance Sheet, except where the failure to have such title or hold such lease or license would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. Section 3.5 of the Diageo Disclosure Schedule sets forth a list of all the material real property owned or leased by the Business Entities (the "Business Real Property"). Diageo has made available correct and complete copies of all material leases and subleases (including all material amendments, modifications and side letters thereto, and all notices of default and other material notices thereunder) relating to the Business Real Property to which any of the Business Entities is a party, of which all material leases and subleases are identified in Section 3.5 of the Diageo Disclosure Schedule, it being understood that for purposes of this sentence, "material" shall mean any lease or sublease with total future payments in excess of $5,000,000. There are no pending or, to Diageo's and Pillsbury's knowledge, threatened condemnation proceedings relating to any of the material Business Real Property. Except as disclosed in Section 3.5 of the Diageo Disclosure Schedule, none of the material properties owned or leased by any Business Entity or by Diageo or any of the Continuing Affiliates is shared by any Business Entity, on the one hand, and the other businesses, divisions or Subsidiaries of Diageo or any Continuing Affiliate, on the other hand.

         (b) The assets of the Business Entities and Non-Controlled Foreign Entities constitute all of the assets necessary in all material respects to own and operate the existing food business (other than the fast food business) of Diageo (including Pillsbury North America, International, and Food Service) (collectively, the "Business"), as reflected in the Business Financial Statements, in the manner currently being conducted. The Business Entities collectively own or lease, or otherwise have good and valid rights to, all material assets, properties and other rights related to the Business, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

         Section 3.6 Absence of Certain Changes. Since December 31, 1999, there has been no (a) change or development in or effect on the business or businesses of the Business Entities that has had, or would reasonably be expected to have, a Pillsbury Material Adverse Effect or (b) action taken by any Business Entity prior to the date hereof which, if taken from the date hereof through the Closing, would violate any of the provisions of subsections (i), (ii), (iii),
(iv), (v), (xii)(A) and (xvii) of Section 5.4(a), provided that for the purposes of this clause (b), the reference in Section 5.4(a)(v)(A) to "a commitment period of one year or less" shall be deemed to be of no consequence for purposes of this Section 3.6 and the reference in Section 5.4(a)(v)(B) to "Pillsbury's 2001 Capital Expenditure Plan" shall be deemed to refer to "Pillsbury's 2000 Capital Expenditure Plan."

         Section 3.7 Litigation; Orders. There are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Diageo's or Pillsbury's knowledge, threatened against any Business Entity that would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against any Business Entity or any of their respective properties or businesses that would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date.

         Section 3.8 Intellectual Property. The Business Entities own, or are validly licensed or otherwise have the right to use, all Business Intellectual Property Rights used in the conduct of their businesses, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. No Business Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Business Entities or restricting the licensing thereof by the Business Entities to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. No Business Entity is infringing on any other Person's Intellectual Property Rights and to the knowledge of Diageo and Pillsbury no Person is infringing on any Business Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. Except for such matters as would not have or reasonably be expected to have a Pillsbury Material Adverse Effect: (i) no Business Entity is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any alleged claim of infringement of any Intellectual Property Right and (ii) the Business Entities have no outstanding claim or suit for any continuing infringement by any other Person of any Business Intellectual Property Rights. Section 3.8 of the Diageo Disclosure Schedule sets forth a list of all United States and foreign patents and patent applications, trademark registrations and applications therefor, registered copyrights and applications therefor and trade names of any of the Business Entities that are material to the Business.

         Section 3.9 Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) All governmental licenses, permits, franchises and other authorizations of any Governmental Authority ("Licenses") possessed by or granted to any of the Business Entities are in full force and effect, except for those whose failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. No proceeding is pending or, to Diageo's or Pillsbury's knowledge, threatened seeking the revocation or limitation of any such License which revocation or limitation would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

         (b) Section 3.9(b) of the Diageo Disclosure Schedule contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by any of Diageo, the Pillsbury Stockholder, any Seller Affiliate or any Business Entity with, to or from any Persons or Governmental Authorities in connection with the consummation of the Merger or the Subsidiary Purchases, except for those with respect to which the failure to make, file, give or obtain would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

         Section 3.10 Labor Matters. Section 3.10 of the Diageo Disclosure Schedule sets forth a list of all agreements with labor unions or associations representing employees of any of the Business Entities that are material to the Business. Except as set forth in Section 3.10 of the Diageo Disclosure Schedule, none of the Business Entities is involved in or, to Diageo's or Pillsbury's knowledge, threatened with any work stoppage, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of any Business Entity (excluding routine workers' compensation claims) that would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

         Section 3.11 Compliance with Laws. The conduct of the business or businesses of each of the Business Entities complies with all Laws applicable thereto, except for those violations of Law which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect; it being understood that nothing set forth in this Section 3.11 is intended to address any compliance issue that is the subject of any other representation or warranty set forth in Sections 3.9, 3.18, 3.19 or 3.21, or in
Article VII.

         Section 3.12 Insurance. Each of the Business Entities is covered by valid and currently effective insurance policies issued for the benefit of the Business Entities that are customary for companies of similar size in the industry and locale in which the Business Entities, as the case may be, operate.

         Section 3.13 Material Contracts. As of the date hereof, except as set forth in Section 3.13 of the Diageo Disclosure Schedule, none of the Business Entities is a party to or bound by any (a) employment or consulting agreement with an individual requiring payments of base compensation in excess of $250,000 per year; (b) distributor agreement which is not terminable on one year's (or less) notice; (c) material joint venture or similar contract or agreement; (d) contract which is terminable by the other party or parties thereto upon a change of control of any of the Business Entities, other than such contracts the termination of which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect; (e) contract or agreement that materially limits or purports to materially limit the ability of any of the Business Entities or any Affiliates of a Business Entity to compete in any material line of business or in any material geographic area; (f) any material contract or agreement between or among one or more Business Entities on the one hand and Diageo or any Continuing Affiliate or any officer or director of any of the Business Entities on the other hand; or (g) other contract, agreement or arrangement, entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $1,000,000. The contracts required to be so listed are referred to herein as "Business Material Contracts." With respect to all Business Material Contracts, (i) none of the Business Entities, Diageo or any Continuing Affiliate, nor, to Diageo's or Pillsbury's knowledge, any other party to any such Business Material Contract is in breach thereof or default thereunder, and
(ii) there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events which in the case of clauses (i) and (ii) would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. Diageo and Pillsbury have made available to General Mills true and correct copies of all Business Material Contracts. Section 3.13 of the Diageo Disclosure Schedule lists, as of the date hereof, each note, mortgage, indenture and other obligation and agreement and other instrument for or relating to any lending or borrowing (including assumed or guaranteed debt) of $10,000,000 or more effected by any Business Entity or to which any properties or assets of any of the Business Entities are subject.

         Section 3.14 Brokers, Finders, etc. Except for the services of the Diageo Financial Advisors, neither Diageo nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

         Section 3.15 Opinion of Diageo Financial Advisor. The Board of Directors of Diageo has received consent as of the date hereof from each of the Diageo Financial Advisors to the inclusion of their respective names in any documents delivered to the shareholders of Diageo in connection with the transactions contemplated by this Agreement.

         Section 3.16 Board Approval. The Board of Directors of Diageo, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently re-scinded or modified in any way, has duly (a) determined that the Transactions are fair to and in the best interests of Diageo and its shareholders, (b) approved this Agreement and (c) determined to recommend to the shareholders of Diageo that such shareholders approve the Transactions.

         Section 3.17 Required Vote. The affirmative vote of the holders of a majority of the outstanding common shares of Diageo is the only vote of the holders of any class of capital stock of Diageo necessary to approve the transactions contemplated by this Agreement (the "Required Diageo Vote").

         Section 3.18 Environmental Compliance. (a) Each Business Entity has obtained all permits, licenses and other authorizations which are required with respect to the operation of the Business Entities as presently conducted under federal, state and local laws and regulations relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases or discharges of Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants (as such terms are currently defined at 42 U.S.C. ss. 7602 and in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants (the "Environmental Laws"), except for the failure to have obtained such permits, licenses and other authorizations as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

         (b) Each Business Entity as presently conducted is in compliance with all terms and conditions of the permits, licenses and authorizations required by the Environmental Laws, and is also in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except for such noncompliance which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. There is no civil, criminal or administrative action, suit, demand, notice of violation, investigation known to Diageo or Pillsbury, proceeding, notice or demand letter pending relating to the property or business of any Business Entity or, to the knowledge of Diageo and Pillsbury, threatened against the business or property of any Business Entity under Environmental Laws or any code, plan, order, or decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, that would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

         (c) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect, to the knowledge of Diageo and Pillsbury none of the Business Entities nor any other Person has buried, released, dumped or disposed of any Hazardous Substances, Oils, Pollutants or Contaminants in quantities requiring investigation or cleanup under Environmental Laws in each case which have been produced by, or resulting from, any business, commercial or industrial activities, operations, or processes, on or beneath, the property of any Business Entity, including, to the knowledge of Diageo and Pills-bury, properties formerly owned by any Business Entity for which any Business Entity has retained any material liability.

         (d) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect, no cleanup has occurred at any property currently owned or operated by any Business Entity, which would result or reasonably be expected to result in the assertion or creation of a material Lien on such property by any Governmental Authority with respect thereto, nor has any such assertion of a material Lien been made by any Governmental Authority with respect thereto.

         (e) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect, none of the Business Entities has received any notice from any Governmental Authority or private or public entity or individual requesting information pursuant to Environmental Laws in connection with or advising it that it is in non-compliance with applicable Environmental Laws, or responsible for, or potentially responsible for, costs with respect to a release, a threatened release or clean-up of Air Pollutants, Hazardous Substances, Oils, Pollutants, or Contaminants generated, stored, treated, disposed of or transported by any Business Entity, and no Business Entity has entered into any agreement for the clean-up of any Hazardous Substances, Oils, Pollutants or Contaminants.

         (f) Notwithstanding any other representation and warranty in this
Article III, the representations and warranties contained in this Section 3.18 constitute the sole representations and warranties of Pillsbury or Diageo with respect to any Environmental Law, environmental permit or any Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants.

         Section 3.19 Employee Benefit Plans. (a) Diageo has made available to General Mills copies of each material Employee Plan (and, if applicable, related trust agreements) and all amendments thereto together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto, summary plan description and any material modifications thereto, annual financial report and actuarial valuation report prepared in connection with any such Employee Plan and all trust agreements, insurance contracts and other funding vehicles relating thereto. Section 3.19(a) of the Diageo Disclosure Schedule identifies each such Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan,
(iii) maintained in connection with any trust described in Section 501(c)(9) of the Code or (iv) is funded through a welfare benefit fund within the meaning of
Section 419 of the Code.

         (b) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each trust created under any such Plan that is intended to be exempt from tax under Section 501(a) of the Code has received a favorable determination letter from the IRS. Diageo has made available to General Mills the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code, except where the failure to be in compliance would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

         (c) Diageo has made available to General Mills copies (or if there is no written plan document, any existing written descriptions) of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities, except where the failure to be in compliance or to maintain good standing would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

         (d) Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities, except where the failure to be in compliance or to maintain good standing would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. There has been no amendment to, written interpretation of or announcement (whether or not written) by Pillsbury or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. Each such International Plan that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

         (e) Diageo's Disclosure Schedule contains a complete list of all material Employee Plans and material Benefit Arrangements. Except as specifically provided in the foregoing documents made available to General Mills, and except as set forth in Section 5.4 of the Diageo Disclosure Schedule, no amendments to any Employee Plan or Benefit Arrangement have been adopted or approved nor has any Business Entity undertaken to make any such amendments or to adopt or approve any new Employee Plan or Benefit Arrangement, except as would not materially increase the obligations of any Business Entity under such amendment or new Employee Arrangement.

         (f) With respect to each Title IV Plan, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect: (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of
Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event;
(iii) all premiums to the PBGC have been timely paid in full; (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any of the Business Entities; (v) the actuarial present value of the accumulated plan benefits under such Title IV Plan (whether or not vested) as of the close of its most recent plan year did not exceed the fair market value of the assets allocable thereto, and there are no facts or circumstances that would materially change the funded status of any such Title IV Plan since the close of such plan year; and (vi) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to Diageo's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

         (g) None of the Business Entities nor any of their respective ERISA Affiliates has incurred any material Withdrawal Liability that has not been satisfied in full. With respect to each Employee Plan that is a Multiemployer Plan and except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect: (i) if any of the Business Entities or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; and (ii) none of the Business Entities, nor any of their respective ERISA Affiliates has received any notification, nor does any of them have knowledge, that any such Employee Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

         (h) Diageo's Disclosure Schedule sets forth: (i) each Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of any Business Entity, or for which any Business Entity could be liable in an amount which would be material, or would limit the right of any of the Business Entities to amend, merge, terminate or receive a reversion of assets from any Employee Arrangement or related trust; and (ii) estimates of the aggregate dollar amounts payable by the Business Entities pursuant to or with respect to bonuses and other incentive compensation in connection with or as a result of the consummation of the transactions contemplated hereby.

         (i) There are no pending or, to Pillsbury's knowledge, threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted against the Employee Arrangements, any fiduciaries thereof with respect to their duties to such Employee Arrangements or the assets of any of the trusts under any of such Employee Arrangements which would reasonably be expected to result in any liability of any Business Entity to the PBGC, the Department of Treasury, the Department of Labor, or any other U.S. or foreign governmental authority, or to any of such Employee Arrangements, any participant in any such Employee Arrangement, or any other party, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. Without limiting the generality of the foregoing, none of the Business Entities has any actual or contingent liability under any such Employee Arrangement or under any applicable law or regulation for pay or benefits incurred as a result of corporate restructuring, downsizing, layoffs or similar events that has not been fully satisfied or adequately reserved for in the audited consolidated financial statements (including the related notes) and unaudited consolidated financial statements (including the related notes) of the Business Entities, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

         Section 3.20 Acquisition of Shares for Investment. Diageo, the Pillsbury Stockholder and the Selling Affiliates have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their acquisition of the Pur-chase Price Shares and the Additional Shares, if any, and have been provided access to personnel and books of General Mills and its Subsidiaries for purposes of making their evaluation. Diageo, the Pillsbury Stockholder and the Selling Affiliates are acquiring the Purchase Price Shares and the Additional Shares, if any, for investment and not with a view toward any distribution thereof, or with any present intention of distributing such shares. Diageo, the Pillsbury Stockholder and the Selling Affiliates agree that the Purchase Price Shares and the Additional Shares, if any, may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

         Section 3.21 Products. Except as would not result in out-of-pocket costs and expenses to the Business Entities exceeding $1,500,000 in the aggregate, net of recovery or reimbursement from insurers or other third parties, since December 31, 1998:

         (a) no shipment or other delivery of products made by any of the Business Entities prior to the date hereof (the "Products") is:

         (i) "adulterated" or "misbranded" within the meaning of Section 342 or
     Section 343, respectively, of the Federal Food, Drug and Cosmetic Act, as amended (the "FD&C Act");

         (ii) an article which may not be introduced into interstate commerce under the provisions of Section 344 of the FD&C Act; or

         (iii) "adulterated" or "misbranded" within the meaning of any applicable material pure food law of any state in effect on the date hereof;

         (b) there have been no recalls or withdrawals related to the Products; and

         (c) there have been no tampering incidents relating to the Products.

                                   ARTICLE IV

         Representations and Warranties of General Mills and Merger Sub
         --------------------------------------------------------------

         Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Diageo by General Mills on or prior to the date hereof (the "General Mills Disclosure Schedule"), each of General Mills and Merger Sub hereby represents and warrants to Diageo and Pillsbury as follows:

         Section 4.1 Incorporation; Authorization; etc. (a) Each of General Mills and each of its Subsidiaries is duly organized and validly existing and, with respect to each U.S. Corporation, in good standing, under the laws of the jurisdiction of its organization. Each of General Mills and each of its Subsidiaries (i) has the requisite corporate or similar power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) with respect to each U.S. Corporation, is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so organized or in good standing or to be duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of General Mills and its Subsidiaries, taken as a whole (a "General Mills Material Adverse Effect").

         (b) General Mills and Merger Sub have the requisite corporate power to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. General Mills has the requisite corporate power and authority to execute the Stockholders Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by General Mills and Merger Sub of this Agreement, the performance by General Mills and Merger Sub of their obligations hereunder and the consummation by General Mills and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of General Mills and Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing with such Secretary of Articles of Amendment to General Mills' certificate of incorporation to reflect the Charter Amendment, and except for obtaining the approval by the stockholders of General Mills of
(i) an amendment to the Restated Certificate of Incorporation of General Mills, as amended, to eliminate Article V thereof (the "Charter Amendment") and (ii) the issuance of the Purchase Price Shares and the Additional Shares, if any, pursuant to this Agreement (the "General Mills Share Issuance") by the Required General Mills Votes, no other corporate proceedings on the part of General Mills or Merger Sub, their respective Boards of Directors or stockholders are necessary therefor.

         (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements will not (i) subject to effecting the Charter Amendment, violate any provision of General Mills' or any of its Subsidiaries' respective certificate of incorporation or by-laws (or equivalent organizational documents instruments), (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any shares of capital stock of General Mills or its Subsidiaries or any of General Mills' or any of its Subsidiaries' assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which General Mills or any of its Subsidiaries is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which General Mills or any of its Subsidiaries is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date. This Agreement has been duly executed and delivered by General Mills and Merger Sub, and, assuming the due execution hereof by Diageo and Pillsbury, this Agreement constitutes the legal, valid and binding obligations of General Mills and Merger Sub, enforceable against General Mills and Merger Sub in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). At the Closing, each of the Ancillary Agreements to which General Mills or a Buying Affiliate is a party will be duly executed and delivered by General Mills and such Buying Affiliates, as applicable, and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing will constitute the legal, valid and binding obligations of General Mills and such Buying Affiliates, enforceable against General Mills and such Buying Affiliates in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). General Mills has delivered to Diageo true and correct copies of the certificate of incorporation and by-laws, as amended to date, of General Mills.

         Section 4.2 Capitalization; Structure. (a) As of May 28, 2000, the authorized capital stock of General Mills consisted of (i) one billion shares of General Mills Common Stock, of which 285,422,376 were issued and outstanding and 122,884,288 were held in the treasury of General Mills, and (ii) five million shares of Cumulative Preference Stock, par value $.10 per share, of which none were outstanding and 2,000,000 have been designated Series B Participating Cumulative Preference Stock and reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of shares of General Mills Common Stock pursuant to the General Mills Rights Agreement. Since May 28, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of General Mills other than issuances of shares (and the related Rights) pursuant to options or rights outstanding as of May 28, 2000 or granted since such time under General Mills' stock-based incentive plans in the ordinary course of business. All of the issued and outstanding shares of capital stock of General Mills are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

         (b) The General Mills Disclosure Schedule sets forth a list of all of the Subsidiaries of General Mills as of the date of this Agreement that are Significant Subsidiaries within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act (the "General Mills Significant Subsidiaries"). All of the outstanding shares of capital stock or other equity interests of each of the General Mills Significant Subsidiaries have been validly issued, and are fully paid and nonassessable and free of preemptive rights, and are owned directly or indirectly by General Mills, free and clear of all Liens. Except as set forth in the General Mills SEC Reports, neither General Mills nor any of its Subsidiaries directly or indirectly owns any equity interest in any Person, other than the Subsidiaries of General Mills, that is or would be expected to be material to General Mills and its Subsidiaries taken as a whole. Except for (i) the Rights
(ii) options and other stock-based awards covering up to 59,210,825 shares of General Mills Common Stock outstanding on May 28, 2000 and (iii) stock options granted in the ordinary course in June 2000 pursuant to General Mills' annual grant of stock options, as of the date hereof there are no outstanding options, warrants or other rights of any kind to acquire from General Mills or any of its Subsidiaries, or obligations of General Mills or its Subsidiaries to issue, shares of capital stock of any class of, or other equity interests in, General Mills.

         (c) All of the Pillsbury Purchase Price Shares, when issued in the Merger pursuant to this Agreement, all of the Subsidiary Purchase Price Shares, when delivered by the Buying Affiliates to the Selling Affiliates pursuant to this Agreement and the Subsidiary Purchase Agreements, and all of the Additional Shares, if any, delivered pursuant hereto will, at such times, be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

         Section 4.3 Financial Statements. (a) General Mills has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since January 1, 1999, including any amendments or supplements thereto (collectively, the "General Mills SEC Reports"). As of their respective dates, none of the General Mills SEC Reports (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) The financial statements, including all related notes and schedules, contained in the General Mills SEC Reports (or incorporated therein by reference) (the "General Mills Financial Statements") fairly present in all material respects the consolidated financial position and results of operations and cash flows of General Mills and its Subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except, in the case of unaudited General Mills Financial Statements, for changes resulting from normal and recurring year-end adjustments).

         Section 4.4 No Undisclosed Liabilities. Except as disclosed in the General Mills SEC Reports filed prior to the date hereof, and except for liabilities which are reflected or reserved against in the unaudited consolidated balance sheet of General Mills and its Subsidiaries as of February 27, 2000 included in the General Mills SEC Reports (the "General Mills Balance Sheet"), none of General Mills and its Subsidiaries has any liabilities or obligations that would be required to be reflected on a consolidated balance sheet of General Mills and its Subsidiaries or in the footnotes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations arising in the ordinary course of business consistent with past practice since February 27, 2000, which would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect.

         Section 4.5 Properties. With the exception of properties disposed of since the date of the General Mills Balance Sheet in the ordinary course of business and except as set forth in the General Mills SEC Reports filed prior to the date hereof, General Mills and its Subsidiaries have good title to, or hold by valid and existing lease or license, free and clear of all Liens other than Permitted Liens, each piece of real and personal property capitalized on or included in the General Mills Balance Sheet and each piece of real and personal property acquired by General Mills or any of its Subsidiaries since the date of the General Mills Balance Sheet that would, had it been acquired prior to such date, be capitalized on or included in the General Mills Balance Sheet, except where the failure to have such title or hold such lease or license would not have or reasonably be expected to have a General Mills Material Adverse Effect.

         Section 4.6 Absence of Certain Changes. Except in connection with this Agreement or the Subsidiary Purchase Agreements or as set forth in the General Mills SEC Reports filed prior to the date hereof, since the date of the General Mills Balance Sheet, there has been no (a) change or development in, or effect which has had, or would reasonably be expected to have, a General Mills Material Adverse Effect or (b) action taken by General Mills or any of its Subsidiaries prior to the date hereof which, if taken from the date hereof through the Closing, would violate any of the provisions of subsections (i),
(ii), (iii), (iv) or (v) of Section 5.4(b).

         Section 4.7 Litigation; Orders. Except as set forth in the General Mills SEC Reports filed prior to the date hereof, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to General Mills' knowledge, threatened against General Mills or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against General Mills or any of its Subsidiaries or any of their respective properties or businesses that would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date.

         Section 4.8 Intellectual Property. General Mills and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all General Mills Intellectual Property Rights used in the conduct of their businesses, except as would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. No General Mills Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by General Mills or any of its Subsidiaries or restricting the licensing thereof by General Mills and its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. Neither General Mills nor any of its Subsidiaries is infringing on any other Person's Intellectual Property Rights and to the knowledge of General Mills no Person is infringing on any General Mills Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect (i) neither General Mills nor any of its Subsidiaries is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any alleged claim of infringement of any Intellectual Property Right and (ii) General Mills and its Subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any General Mills Intellectual Property Rights.

         Section 4.9 Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) Except as set forth in the General Mills SEC Reports filed prior to the date of this Agreement, all Licenses of General Mills and its Subsidiaries are in full force and effect except for those whose failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. No proceeding is pending or, to General Mills' knowledge, threatened seeking the revocation or limitation of any such License which revocation or limitation would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect.

         (b) Section 4.9(b) of the General Mills Disclosure Schedule contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by General Mills or any of its Subsidiaries with, to or from any Persons or Governmental Authorities in connection with the consummation of the Merger or the Subsidiary Purchases, except for those with respect to which the failure to make, file, give or obtain would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect.

         Section 4.10 Labor Matters. Neither General Mills nor any of its Subsidiaries is involved in or, to General Mills' knowledge, threatened with any work stoppage, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of General Mills or any of its Subsidiaries (excluding routine workers' compensation claims) that would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect.

         Section 4.11 Compliance with Laws. Except as set forth in the General Mills SEC Reports filed prior to the date hereof, the conduct of the businesses of General Mills and its Subsidiaries complies with all Laws applicable thereto, except for those violations of Law which would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect; it being understood that nothing set forth in this Section 4.11 is intended to address any compliance issue that is the subject of any other representation or warranty set forth in Section 4.9 or in Article VII.

         Section 4.12 Insurance. General Mills and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of General Mills and its Subsidiaries that are customary for companies of similar size in the industry and locale in which General Mills and its Subsidiaries, as the case may be, operate.

         Section 4.13 Material Contracts. As of the date hereof, except as set forth in the General Mills SEC Reports filed prior to the date hereof or as set forth on Section 4.13 of the General Mills Disclosure Schedule (such exceptions, the "General Mills Material Contracts"), neither General Mills nor any of its Subsidiaries is a party to or bound by any (a) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (b) contract or agreement that materially limits or purports to materially limit the ability of any of General Mills or any of its Affiliates to compete in any line of business or in any geographic area. With respect to all General Mills Material Contracts,
(i) neither General Mills nor any of its Subsidiaries nor, to General Mills' knowledge, any other party to any such General Mills Material Contract is in breach thereof or default thereunder, and (ii) there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events which in the case of clauses (i) and (ii) would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. General Mills has made available to Diageo and Pillsbury true and correct copies of all General Mills Material Contracts.

         Section 4.14 Brokers, Finders, etc. Except for the services of the General Mills Financial Advisors, neither General Mills nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

         Section 4.15 Opinions of General Mills Financial Advisors. The Board of Directors of General Mills has received the opinions of each of the General Mills Financial Advisors, each dated the date of this Agreement, to the effect that the consideration to be paid by General Mills and the Buying Affiliates pursuant to this Agreement and the Subsidiary Purchase Agreements is fair from a financial point of view to General Mills, each of which opinions contains the consent of the applicable General Mills Financial Advisor to the inclusion in full of the text of such opinion in any document delivered to the stockholders of General Mills in connection with the transactions contemplated by this Agreement.

         Section 4.16 Board Approval; Rights Plan. (a) The Board of Directors of General Mills, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly
(i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of General Mills and its stockholders, (ii) approved this Agreement and (iii) determined to recommend to the stockholders of General Mills that such stockholders approve the Charter Amendment and the General Mills Share Issuance.

         (b) The Board of Directors of General Mills has taken or will take prior to the Closing the requisite action such that neither Diageo nor any of its Affiliates shall become an "Acquiring Person," and no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the General Mills Rights Agreement) will occur, solely by reason of the approval, execution or delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

         Section 4.17 Required Vote. The affirmative vote of (a) a majority of the votes cast by the holders of the outstanding shares of General Mills Common Stock, provided that the total vote cast represents over 50% in interest of all shares of General Mills Common Stock entitled to vote, is the only vote of the holders of any class of capital stock of General Mills necessary to approve the General Mills Share Issuance, and (b) the holders of 51% of the issued and outstanding shares of General Mills Common Stock is the only vote of the holders of any class of capital stock of General Mills necessary to approve the Charter Amendment (together, the "Required General Mills Votes").

         Section 4.18 Antitakeover Statute. General Mills has taken or will take prior to the Closing all action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the provisions of
Section 203 of the DGCL.

                                   ARTICLE V

                            Covenants of the Parties

         Section 5.1 Investigation of Business; Access to Properties and Records. (a)From the date hereof through the Closing, Pillsbury and Diageo shall, and shall cause their respective Subsidiaries to, afford to General Mills and General Mills' accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to the offices, plants, properties, books and records and to employees of the Business Entities and, to the extent related to the Business, Diageo and its other Subsidiaries, and their agents and consultants, subject to any applicable Laws and compliance with any policies of the Business Entities with respect to plant visits, in order that General Mills may make reasonable investigations of the affairs of the Business and the Business Entities.

         (b) From the date hereof through the Closing, General Mills shall, and shall cause its Subsidiaries to, afford to Diageo and Diageo's accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to the offices, plants, properties, books and records and to employees of General Mills and its Subsidiaries, and their agents and consultants, subject to any applicable Laws and compliance with any policies of General Mills and its Subsidiaries with respect to plant visits, in order that Diageo may make reasonable investigations of the affairs of General Mills and its Subsidiaries.

         (c) Any information provided to General Mills or Diageo or their respective representatives pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement dated April 6, 2000 between Diageo and General Mills (the "Confidentiality Agreement").

         (d) Following the Closing, Diageo shall, and shall cause the Continuing Affiliates to, afford to General Mills and General Mills' accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to any books and records retained by Diageo or the Continuing Affiliates that relate in part to the operations of the Business Entities (but that do not relate primarily to the operations of the Business Entities and are therefore not Books and Records that must be delivered to General Mills and its Subsidiaries), but such access need be given only with respect to the portion of such books and records as are related to the operations of the Business Entities. Upon General Mills' request, Diageo shall, and shall cause the Continuing Affiliates to, provide General Mills with copies of the portions of such books and records that relate to the operations of the Business Entities.

         (e) Following the Closing, General Mills shall, and shall cause its Subsidiaries to, (i) retain, for a period of six years following the Closing, all Books and Records in the possession of the Business Entities as of the Closing or delivered pursuant to this Agreement and (ii) afford to Diageo and Diageo's accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to any Books and Records in connection with matters that are the subject of indemnification under Section
9.2 or otherwise necessary for Diageo to comply with the terms of this Agreement or any applicable Law.

         Section 5.2 Filings; Other Actions; Notification. (a) Each of the parties hereto shall use (and shall cause their respective Subsidiaries, officers and directors, and shall use reasonable best efforts to cause their Affiliates, employees, agents, attorneys, accountants and representatives, to use) their respective reasonable best efforts as soon as practicable to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable on its part under this Agreement, the Ancillary Agreements and any applicable Law to consummate and make effective the Merger, the Subsidiary Purchases and any other transaction contemplated by this Agreement or the Ancillary Agreements, including (i) preparing and filing with the SEC the General Mills Proxy Statement and with the U.K. Listing Authority the Diageo Circular and all necessary amendments or supplements to those filings; (ii) preparing, providing and filing all documentation and other information to effect all necessary notices, reports, applications, filings and other submissions, and to obtain as promptly as is practicable all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, decisions, determinations or other permissions or actions necessary or advisable to be obtained from any Governmental Authority or any other Person in order to consummate the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements;
(iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and Affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iv) avoid the issuance or entry of, or have vacated or terminated, any decree, order, injunction, judgment, decision or determination that would, in whole or in part, restrain, prevent or delay the consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements; (v) commit to divest and, if divestiture is required prior to consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements, divest such plants, assets or businesses of the Business Entities and/or of General Mills (including entering into customary ancillary agreements on commercially reasonable terms relating to any such divestiture of such plants, assets or businesses) as may be required in order to (x) avoid the issuance or entry of any decree, order, injunction, judgment, decision or determination or the initiation of any lawsuit, action or proceeding by any Governmental Authority seeking to, in whole or in part, enjoin, prevent or delay the consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements, or (y) effect the dissolution or termination of, any injunction, temporary restraining order, or other decree, order, judgment, decision or determination in any suit, action, inquiry, investigation or proceeding, that would otherwise have the effect of preventing or delaying, in whole or in part, the consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements; provided, however, that General Mills shall not be required to offer, take or agree to any actions in connection with, or agree to, any hold separate order, sale, divestiture or disposition of plants, assets or businesses that accounted in the aggregate for more than $650 million in revenues for the fiscal year ended June 30, 1999; and provided further that neither Pillsbury nor Diageo shall, nor shall they cause any of their Subsidiaries to, divest or dispose of any plants, assets or businesses pursuant to the obligations of this
Section 5.2 without the prior consent of General Mills, which consent shall not be withheld unreasonably so long as the proposed divestiture or disposition is within the parameters contemplated by the immediately preceding proviso.

         (b) Subject to applicable Laws relating to the exchange of information, the parties hereto shall have the right to review in advance, and to the extent practicable to consult the other parties on, all the information relating to the Business Entities or General Mills, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Governmental Authority or any other Person in connection with the Merger, the Subsidiary Purchases and any other transaction contemplated by this Agreement or the Ancillary Agreements. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as is practicable.

         (c) The parties hereto shall keep the other parties reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such parties or any of their respective Subsidiaries from any third party and/or any Governmental Authority with respect to the transactions contemplated by this Agreement.

         (d) General Mills and Diageo shall cooperate in obtaining the opinion of Diageo's tax counsel to satisfy the condition set forth in Section 8.3(d).

         (e) Without limiting the generality of the undertakings provided in this Section 5.2, the parties hereto agree to take or cause to be taken the following actions: (i) the prompt provision to any and all federal, state, local or foreign Governmental Authority with jurisdiction over enforcement of any applicable antitrust laws ("Governmental Antitrust Authority") of information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements; (ii) subject to the provisos of Section 5.2(a), the proffer by the parties, or any of them, of their willingness to sell or otherwise dispose of, or to hold separate and agree to sell or otherwise dispose of, such plants, assets, categories of assets or businesses of the Business Entities and/or General Mills or their respective Subsidiaries (and to enter into agreements with the relevant Governmental Antitrust Authority giving effect thereto) if such action should be reasonably necessary or advisable to avoid the initiation of any action or proceeding, or the entry or issuance of any decree, order, injunction, judgment, decision, determination or other action, by any Governmental Antitrust Authority to delay, restrain, enjoin or otherwise prohibit, in whole or in part, consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements; and (iii) subject to the provisos of Section 5.2(a), use reasonable best efforts to take promptly, in the event that any permanent or preliminary injunction or other decree, order, judgment, decision or determination is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any lawsuit, investigation, inquiry, action or proceeding that would make consummation, in whole or in part, of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements unlawful or that would prevent or delay, in whole or in part, consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements, any and all steps (including the taking of any appeal, the posting of any bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to vacate, modify or suspend such injunction, decree, order, judgment, decision or determination so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement and the Ancillary Agreements; provided, however, that the obligations of this Section 5.2 may be modified or amended by written agreement signed by the respective duly authorized representatives of the parties hereto. The parties agree that none of the steps or actions required to be taken pursuant to this Section 5.2 shall be considered a Pillsbury Material Adverse Effect or General Mills Material Adverse Effect.

         Section 5.3 Further Assurances. The parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement. Without limiting the generality of the foregoing, the parties hereto agree that:

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

         (a) Between the date hereof and the Closing, they will use their reasonable best efforts to ensure that the Business Entities hold all of the assets and liabilities of the Business and no other assets or liabilities.

         (b) Following the Closing, to the extent any assets or rights of the Business have been retained by Diageo and the Continuing Affiliates, Diageo shall and shall cause the Continuing Affiliates to use their respective reasonable best efforts to convey such assets or rights to the Business Entities as promptly as practicable (and pending such conveyance to provide the Business Entities with the benefit of such assets).

         (c) To the extent any real property or other assets or facilities, or any rights or services, are shared or used jointly by the Business, on the one hand, and the businesses of Diageo and its Subsidiaries other than the Business, on the other hand, the parties will use their reasonable best efforts to reach equitable arrangements under which such real property, assets, facilities, rights and services will cease to be shared at or prior to the Closing. To the extent this is not possible, the parties will mutually agree in good faith on reasonable transition arrangements that will allow such sharing to cease as soon as practicable following the Closing (except to the extent the parties agree on longer term sharing arrangements, which shall be agreed on an arm's-length basis).

         Section 5.4 Conduct of Business. (a) Conduct of the Business Entities. Pillsbury agrees, as to itself and its Subsidiaries, and Diageo agrees, as to each of the Business Entities, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Diageo Disclosure Schedule, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section 5.2, (ii) transactions (as to which Diageo has provided General Mills reasonable notice and opportunity to consult with Diageo in advance of consummation) incident to the Subsidiary Purchases, which transactions are not detrimental to General Mills or any of its Subsidiaries or Affiliates or to any of the Business Entities, or (iii) as required by applicable Law), or as otherwise agreed to in writing by General Mills, the Business of the Business Entities shall be conducted in the ordinary and usual course and, to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.4(a)), the Business Entities will use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which the Business Entities as a group have significant business relations. Without limiting the foregoing, Pillsbury agrees, as to itself and its Subsidiaries, and Diageo agrees, as to each of the Business Entities, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Diageo Disclosure Schedule, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section 5.2, (ii) transactions (as to which Diageo has provided General Mills reasonable notice and opportunity to consult with Diageo in advance of consummation) incident to the Subsidiary Purchases, which transactions are not detrimental to General Mills or any of its Subsidiaries or Affiliates or to any of the Business Entities or (iii) as required by applicable Law), or as otherwise agreed to in writing by General Mills, Pillsbury shall not and shall cause its Subsidiaries not to, and Diageo shall cause each of the Business Entities not to, directly or indirectly do, or commit to do, any of the following:

         (i) except for dividends or distributions paid between the date of this Agreement and the Closing Date to fund estimated income Tax liabilities of the Business Enti-ties, which liabilities arise in connection with the net income of the Business Entities prior to the Closing Date, and except as otherwise provided in Section 5.15, declare or pay any dividend or other distribution with respect to any share of its capital stock other than dividends and other distributions paid by any Business Entity to its parent corporation if such parent is another Business Entity wholly owned, directly or indirectly, by Pillsbury or a Food Subsidiary and other than dividends and other distributions paid by a Food Subsidiary in the ordinary course of business consistent with past practice;

         (ii) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, any of the Business Entities;

         (iii) issue, deliver, pledge, encumber or sell any shares of capital stock of or other equity interests in any Business Entity, or any securities convertible into any such shares of capital stock or other equity interests, or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

         (iv) amend its Certificate of Incorporation or By-Laws or other comparable organizational documents or amend any terms of the outstanding securities of any Business Entity;

         (v) merge or consolidate with any other Person, make any investment in any other Person, including any joint venture, or acquire the stock or assets or rights of any other Person other than (A) in each case in the ordinary course of business consistent with past practice with a commitment period of one year or less, purchases of finished product, raw materials, property, plant and equipment, services and items used or consumed in the manufacturing process, (B) capital expenditures made pursuant to Pillsbury's 2001 Capital Expenditure Program, a copy of which has been provided to General Mills (provided that promptly following the date hereof, and in any event no later than 30 days after such date, Diageo and General Mills shall cause their respective responsible executives to meet and reasonably reprioritize such 2001 Capital Expenditure Plan, and thereafter this clause 5.4(a)(v)(B) shall apply to such reprioritized plan), or (C) other transactions not described in (A) or (B) that are in the ordinary course and not individually in excess of $5 million;

         (vi) sell, lease, license or otherwise dispose of any Business Entity or any assets, securities, rights or property of any Business Entity other than (A) sales of inventory and equipment in the ordinary course of business consistent with past practice or (B) transactions that are in the ordinary course and not individually in excess of $5 million;

         (vii) except as set forth in Section 5.15, incur any indebtedness for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities;

         (viii) except as required under any collective bargaining agreement or in the ordinary course of business consistent with past practice, enter into or adopt any new, or amend or terminate any existing, Employee Arrangement (including any trust or other funding arrangement), other than as required by law, except that, in order to retain a current employee or recruit a new employee, in each case consistent with past practice, a Business Entity may amend or enter into Employee Arrangements with individual employees who are not executive officers who earn $100,000 or more or directors, in each case, of a Business Entity if such amendment or new arrangement will not materially increase the obligations of the Business Entities;

         (ix) except (A) as permitted under paragraph (viii) of this Section 5.4(a) or in Article VI of this Agreement (B) to the extent required under any collective bargaining agreement or by written employment agreements existing on the date of this Agreement, make any new grants or awards to, vest, accelerate or otherwise modify any grant, benefit or awards made to, or increase the compensation payable or to become payable to its officers, directors or employees or pay any severance or bonus not otherwise due to its officers, directors or employees, except for increases in compensation or new individual grants, awards, severance payments or bonus payments that are not part of any plan or program, in the ordinary course of business consistent with past practice to employees (who are not executive officers or directors of any Business Entity) that, in any event, do not result in aggregate increases in such compensation by more than 2% over the compensation in effect on the date of this Agreement (or, outside the United States, by more than 2% over the local rate of inflation or not in accord with the current financial plan for each respective country);

         (x) renew any collective bargaining agreement or enter into any new collective bargaining agreement, if such renewed or new collective bargaining agreement would materially increase the costs and/or obligations imposed on the Business Entities thereunder (net of inflation in the case of agreements outside the United States);

         (xi) contribute any material amount to any trust or other arrangement funding any Employee Arrangement, except to the extent required by the existing terms of such Employee Arrangement, trust or other funding arrangement, by any collective bargaining agreement, by any written employment agreement existing on the date of this Agreement, or by applicable law;

         (xii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of any Business Entity;

         (xiii) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Business Entities, taken as a whole, or, after the Effective Time, of General Mills or its Subsidiaries, taken as a whole, other than license and distribution arrangements with franchisees in the ordinary course of business consistent with past practice;

         (xiv) (A) modify in any material respect, amend in any material respect or terminate any Business Material Contract set forth in subsection (d) or
     (g) of Section 3.13 or (B) enter into any Business Material Contract of the type set forth in subsection (d) or (g) of Section 3.13 or, except in the ordinary course, any other Business Material Contract;

         (xv) renew, enter into, amend or waive any material right under (A) any contract with or loan to any Affiliate of a Business Entity (other than another Business Entity), except with respect to certain employment matters as permitted under other covenants contained herein, (B) any distribution agreement that is not terminable without penalty on one years notice, other than any distribution agreement which involves or would be expected to involve monthly sales not in excess of $7.5 million and which is otherwise in the ordinary course of business consistent with past practice, (C) any brokerage arrangement that is not terminable on ninety days notice or less or (D) any joint venture agreement;

         (xvi) settle or compromise any material litigation, or waive, release or assign any material claims, including with respect to any Business Intellectual Property Rights;

         (xvii) adopt any change, other than as required by applicable generally accepted accounting principles, in its accounting policies, procedures or practices;

         (xviii) sell, license, lease or otherwise dispose of any Business Intellectual Property or any brand or line of business;

         (xix) make any change in any method of accounting for Tax purposes, make any Tax election that is inconsistent with past practice or file any Tax Return other than in a manner consistent with past practice;

         (xx) other than in the ordinary course of business, consistent with past practice, take any action (A) to build inventory levels at the trade or factory level or (B) to permit factory inventory levels to fall below reasonably expected requirements;

         (xxi) fail to maintain advertising spending and support, trade incentives and broker incentives in the ordinary course of business, consistent with past practice over the past two fiscal years; or

         (xxii) agree or commit to do any of the foregoing.

         (b) Conduct by General Mills. General Mills agrees that from the date hereof until the Effective Time, except as set forth in Section 5.4 of the General Mills Disclosure Schedule, as expressly contemplated by this Agreement (including actions taken pursuant to Section 5.2 or as required by applicable
Law), or as otherwise agreed to in writing by Diageo, the business of General Mills and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.4(b)), General Mills and its Subsidiaries will use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which General Mills and its Subsidiaries as a group have significant business relations. Without limiting the foregoing, General Mills agrees, as to itself and its Subsidiaries, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the General Mills Disclosure Schedule, as expressly contemplated by this Agreement (including actions taken pursuant to Section 5.2 or as required by applicable Law), or as otherwise agreed to in writing by Diageo, General Mills shall not and shall cause its Subsidiaries not to, directly or indirectly do, or commit to do, any of the following:

         (i) in the case of General Mills only, amend or otherwise change its Certificate of Incorporation or By-Laws (other than the Charter Amendment), or amend, modify or terminate the General Mills Rights Agreement except as provided in Section 4.16;

         (ii) in the case of General Mills only, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than regular quarterly dividends consistent with past practices, including any increases consistent with past practice), (B) split, combine or reclassify its outstanding shares of capital stock, or (C) repurchase, redeem or otherwise acquire, except in connection with any employee benefit plans or arrangements and except pursuant to General Mills' ongoing stock repurchase program or hedging activities, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of General Mills' capital stock or any securities convertible into or exchangeable or exercisable for any shares of General Mills' capital stock;

         (iii) in the case of General Mills only, adopt a plan of complete or partial liquidation or dissolution;

         (iv) in the case of General Mills only, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or other equity interests, other than (A) issuable pursuant to any employee option or benefit plan or arrangement, (B) issued in connection with any merger, consolidation or acquisition permitted by clause (v) below, (C) issued in other issuances that do not, in the aggregate, represent more than 5% of the outstanding General Mills Common Stock and (D) in connection with General Mills' hedging activities;

         (v) acquire by merger, consolidation or acquisition of stock or assets (from any Person other than General Mills or a Subsidiary of General Mills) any corporation, partnership or other business organization or division thereof if (A) the aggregate consideration is in excess of $100 million for any individual transaction or $300 million for all such transactions or (B) such acquisition would be reasonably likely to prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date; or

         (vi) agree or commit to do any of the foregoing.

         (c) Certain Joint Ventures and Franchises. With respect to the joint ventures set forth in Section 5.4(c) of the Diageo Disclosure Schedule, within 45 days of the date hereof, General Mills and Diageo will discuss and mutually agree on a strategic plan for such joint ventures and thereafter will cooperate reasonably to implement such plan. With respect to the franchises described in
Section 5.4 of the Diageo Disclosure Schedule, Diageo will pre-review with General Mills all new franchisees (but shall not be required to pre-review with General Mills new shops with existing franchisees).

         Section 5.5 Public Announcements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), General Mills and Diageo will consult with each other before issuing, or permitting any agent or Affiliate to issue (and will use reasonable best efforts to agree upon the text of), any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby.

         Section 5.6 Intercompany Accounts; Guaranties. (a) Except as otherwise provided in Section 5.15, (i) prior to the Effective Time, no Business Entity shall repay (A) any indebtedness or other payable owing to Diageo or any Continuing Affiliate or (B) any other indebtedness except as required by the terms thereof and (ii) effective as of the Effective Time, all intercompany receivables, payables, loans and investments then existing between Diageo or any Continuing Affiliate, on the one hand, and the Business Entities, on the other hand, shall be settled by way of capital contribution (with respect to intercompany payables or loans due to Diageo or any Continuing Affiliate) or by way of dividend in kind (with respect to receivables of any Business Entity owed by Diageo or any Continuing Affiliate).

         (b) General Mills shall use its reasonable best efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Diageo or any Continuing Affiliate, effective as of the Closing, in respect of all obligations of Diageo and any Continuing Affiliate under each of the material guaranties, bonding arrangements, letters of credit and letters of comfort given by Diageo or any of its Continuing Affiliates for the benefit of the Business Entities, which material guaranties, performance bonds, letters of credit and letters of comfort are set forth in Schedule 5.6 of the Diageo Disclosure Schedule. Diageo shall use its reasonable best efforts to cause itself or one or more of the Continuing Affiliates to be substituted in all respects for any Business Entity, effective as of the Closing, in respect of all obligations of any Business Entity under each material guaranty, bonding arrangement, letter of credit and letter of comfort given by any of the Business Entities for the benefit of Diageo or any of the Continuing Affiliates and not related to the Business.

         Section 5.7 Subsidiary Purchase Agreements. As soon as reasonably practicable following the execution hereof, (a) Diageo will cause the Selling Affiliates to execute and deliver duly executed counterparts to the Subsidiary Purchase Agreements and (b) General Mills will notify Diageo of the identity of each of the Buying Affiliates and will cause each such Buying Affiliate to execute and deliver duly executed counterparts to the Subsidiary Purchase Agreements. Subject to the provisions of Section 5.8(b), the Subsidiary Purchase Agreements will be based on (and reflect the substantive terms contained in) the model form of stock purchase agreement attached hereto as Exhibit B, subject to such revisions that are mutually agreed to by Diageo and General Mills as necessary or appropriate to reflect the laws, regulations and other requirements of any jurisdiction in which the applicable Purchased Entity, Selling Affiliate or Buying Affiliate is incorporated or organized.

         Section 5.8 Allocation; Structure of Subsidiary Purchases. (a) Promptly following the date of this Agreement, Diageo and General Mills shall mutually agree to a reasonable allocation of the Purchase Price Shares amongst the Merger and each of the Subsidiary Purchases.

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

         (b) General Mills and Diageo shall cooperate to determine whether the Subsidiary Purchases shall be consummated as stock purchases, acquisitions of assets and liabilities or alternative structures and shall consummate such acquisitions pursuant to the terms hereof according to such mutually agreed structures; provided that, unless otherwise agreed, the Subsidiary Purchases shall be consummated pursuant to the Subsidiary Purchase Agreements. The parties will agree on the final structure of the Subsidiary Purchases based on compliance with the laws, rules and regulations of the applicable local jurisdictions, tax efficiency and any other relevant considerations; provided that the economic terms of such Subsidiary Purchases shall be consistent with this Agreement and the model form of Subsidiary Purchase Agreement attached hereto as Exhibit B.

         Section 5.9 No Solicitation. (a) Neither Diageo nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and Diageo shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (Diageo, its Subsidiaries and their respective officers, directors, employees, agents and representatives being the "Diageo Representatives") not to, directly or indirectly through another Person, (i) solicit, initiate or encourage or otherwise facilitate any inquiries (including by way of furnishing any non-public information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes an Acquisition Proposal (or would reasonably be expected to lead to an Acquisition Proposal) or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to any direct or indirect acquisition or purchase of any capital stock of or other equity interest in, or any significant portion of the businesses of, any of the Business Entities or a merger, consolidation or other business combination transaction involving the Business Entities or a sale of any significant portion of the assets of the Business Entities, other than the transactions contemplated by this Agreement or as permitted by Section 5.4(a) or requested by General Mills in connection with any actions taken pursuant to Section 5.2.

         (b) Neither General Mills nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and General Mills shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (General Mills, its Subsidiaries and their respective officers, directors, employees, agents and representatives being the "General Mills Representatives") not to, directly or indirectly through another Person, (i) solicit, initiate or encourage or otherwise facilitate any inquiries (including by way of furnishing any non-public information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes a Business Combination Proposal with respect to General Mills (or would reasonably be expected to lead to such a Business Combination Proposal) or (ii) participate in any discussions or negotiations regarding a Business Combination Proposal with respect to General Mills.

         (c) In addition to the obligations of Diageo and General Mills set forth in paragraphs (a) and (b), respectively, of this Section 5.9, Diageo or General Mills, as the case may be, shall promptly (but in any event within one Business Day) notify the other orally and in writing of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal or, with respect to General Mills, any Business Combination Proposal or any inquiry regarding the making of any Business Combination Proposal, indicating, in connection with such notice, the name of the Person making such Acquisition Proposal or Business Combination Proposal or inquiry and the terms and conditions of any such Acquisition Proposal or Business Combination Proposal or inquiry. Each of Diageo and General Mills agrees that it shall take the necessary steps promptly to inform its Subsidiaries and the Diageo Representatives and General Mills Representatives, respectively, of the obligations undertaken by it in this Section 5.9.

         Section 5.10 Proxy Statement; Diageo Circular. (a) Each of General Mills and Diageo shall cooperate and promptly prepare and General Mills shall file as promptly as practical a preliminary form of the proxy statement to be sent to General Mills stockholders in connection with the General Mills Stockholders Meeting (the "General Mills Proxy Statement"). General Mills and Diageo (with respect to information supplied by it or its Affiliates) will cause the General Mills Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of General Mills and Diageo shall use its respective reasonable best efforts to have the General Mills Proxy Statement cleared by the SEC as promptly as practicable after such filing. General Mills will advise Diageo, promptly after it receives notice thereof, of any request by the SEC for amendment of the General Mills Proxy Statement or comments thereon.

         (b) General Mills and Diageo each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates for inclusion or incorporation by reference in the General Mills Proxy Statement, and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time or times of the General Mills Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the General Mills Stockholders Meeting any information relating to General Mills or Diageo, or any of their respective Affiliates, officers or directors, should be discovered by General Mills or Diageo which should be set forth in an amendment or supplement to the General Mills Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the General Mills stockholders.

         (c) Each of General Mills and Diageo shall cooperate and promptly prepare and Diageo shall file as promptly as practicable with the U.K. Listing Authority a circular to be sent to Diageo shareholders in connection with the Diageo Shareholders Meeting (the "Diageo Circular"), containing (i) a notice convening the Diageo Shareholders Meeting, (ii) such other information (if any) as may be required by the U.K. Listing Authority and the U.K. Listing Rules and
(iii) such other information as Diageo and General Mills shall agree to include therein. Diageo and General Mills each agrees, as to itself and its Subsidiaries, that the Diageo Circular and any supplements thereto and any other circulars or documents issued to Diageo shareholders, will contain all particulars relating to Diageo and General Mills and their respective Subsidiaries required to comply in all material respects with all United Kingdom statutory and other legal provisions and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

         (d) Each of General Mills and Diageo will use its reasonable best efforts to cause the General Mills Proxy Statement and the Diageo Circular, respectively, to be mailed to its stockholders or shareholders as promptly as practicable after the date hereof.

         Section 5.11 Stockholder Meetings; Board Recommendations. General Mills will take all action necessary to convene a meeting of the stockholders of General Mills at which the stockholders of General Mills shall consider approval of the General Mills Share Issuance and the Charter Amendment (the "General Mills Stockholders Meeting") as promptly as practicable after the General Mills Proxy Statement has been cleared by the SEC. Diageo will take all action necessary to convene an extraordinary general meeting of Diageo shareholders at which resolutions will be proposed to approve the Transactions (the "Diageo Shareholders Meeting") as promptly as practicable after the Diageo Circular is cleared by the U.K. Listing Authority; provided that Diageo shall not be required to hold the Diageo Shareholders Meeting earlier than September 8, 2000. Subject to fiduciary obligations and the requirements of applicable law, the Board of Directors of each of General Mills and Diageo shall recommend to its respective stockholders and shareholders the approval of the matters to be submitted to its stockholders or shareholders at the General Mills Stockholders Meeting and the Diageo Shareholders Meeting, respectively, which recommendations shall be set forth in the General Mills Proxy Statement and the Diageo Circular, respectively, and shall use reasonable best efforts to solicit such approval. The General Mills Stockholders Meeting and the Diageo Shareholders Meeting will be held regardless of any failure to make such recommendation or any change in such recommendation.

         Section 5.12 General Mills Board of Directors. At or prior to the Effective Time, General Mills' Board of Directors will take such action as may be necessary to elect Paul S. Walsh and John M.J. Keenan to the Board of Directors of General Mills effective as of the Effective Time (and, in the event Mr. Walsh or Mr. Keenan shall at the Effective Time be unable or unwilling to serve in such capacity, another individual in his stead mutually agreed upon by Diageo and General Mills from amongst a pool of the Diageo Directors, provided that Diageo and General Mills shall be entitled, should they agree, to select an individual not from amongst such pool).

         Section 5.13 Stock Exchange Listing. General Mills shall use its reasonable best efforts to cause the shares of General Mills Common Stock to be issued in the Merger and delivered pursuant to the Subsidiary Purchase Agreements to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         Section 5.14 Delivery of Financial Statements and Other Information.
(a) As promptly as practicable following the execution of this Agreement (but in any event no later than August 14, 2000), Diageo shall deliver to General Mills true and complete copies of the audited combined financial statements of the Business Entities containing balance sheets as of June 30, 1999 and June 30, 2000, and statements of operations and of cash flows for each of the three fiscal years in the three-year period ended June 30, 2000, in each case prepared in accordance with

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U.S. GAAP (the "2000 Financial Statements"). Diageo shall also deliver to
General Mills as promptly as practicable such other financial statements or information relating to the Business Entities as General Mills may reasonably request in connection with the preparation of the General Mills Proxy Statement.

         (b) As promptly as practicable following execution of this Agreement, Diageo shall deliver to General Mills true and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents), each as amended to date, of each of the Business Entities other than Pillsbury.

         Section 5.15 Closing Date Indebtedness. (a) Prior to the Effective Time, Diageo and General Mills shall agree in good faith on, and cooperate to implement, a plan for the incurrence (and prepayment) by Pillsbury of new third-party indebtedness in an amount equal to (i) $5.142 billion less (ii) the amount of aggregate outstanding indebtedness of the Business Entities as of the Closing Date (other than intercompany indebtedness owing to Diageo or one or more Continuing Affiliates, all of which intercompany indebtedness will be repaid and/or contributed to capital pursuant to paragraph (b) of this Section
5.15 and Section 5.6(a)). Pillsbury shall not enter into any new debt facilities or otherwise incur any indebtedness pursuant to this Section 5.15(a) without General Mills' consent to the amount and terms thereof, which consent will not be unreasonably withheld.

         (b) Immediately prior to the Effective Time, Pillsbury will pay to Pillsbury Stockholder and/or another Continuing Affiliate all of the proceeds of the new third-party indebtedness incurred pursuant to paragraph (a) of this
Section 5.15, either as a dividend or as a repayment of intercompany loans or payables, or a combination of dividend and repayment. Any intercompany loans or payables not repaid pursuant to this paragraph (b) will be contributed to capital at the Effective Time as contemplated by Section 5.6(a).

         Section 5.16 Insurance. (a) From the date hereof to the Effective Time, Diageo and General Mills will cooperate reasonably to develop and implement a transition plan with respect to insurance coverage for the Business Entities, with the goal of ensuring continuing insurance coverage and transfer at the Effective Time of the responsibility for risk management relating to the Business Entities from Diageo to General Mills (subject to the remaining provisions of this Section 5.16).

         (b) From and after the Effective Time, Diageo shall use its reasonable efforts, subject to the terms of the Diageo Insurance Policies, to retain the right to make claims and receive recoveries, subject to Section 5.16(f), for the benefit of the Business Entities, as well as for the benefit of Diageo and the Continuing Affiliates, under any insurance policies maintained at any time prior to the Closing by Diageo or a Continuing Affiliate or the predecessors of any of them that provide coverage on an "occurrence" rather than a "claims made" basis (collectively, the "Diageo Insurance Policies"), covering any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of any of the Business Entities and their respective predecessors (in each case, in so far as they cover or otherwise relate to the Business or otherwise relate to losses, liabilities, claims, damages or expenses as to which any of the Business Entities could have responsibility) that relates to or arises out of occurrences prior to or at the Closing (an "Insurance Claim").

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

         (c) General Mills or the applicable Business Entity will pay, incur and bear all amounts relating to any self-retention or deductible and any gaps in or limits on coverage applicable to an Insurance Claim asserted at any time with respect to the applicable Diageo Insurance Policy and the coverage available with respect to any Insurance Claim shall be the actual coverage available under such Dover Insurance Policy at the time the Insurance Claim is made, taking into account the effect of any prior claim payments on any self-retention or deductible or in causing any gap or limits on coverage under the terms of such Diageo Insurance Policy, whether or not the applicable Diageo Insurance Policy solely covers claims of the Business Entities or covers claims of both Diageo and the Continuing Affiliates on the one hand, and the Business Entities on the other hand. In the event that any legal action, arbitration, negotiation or other proceedings are required for coverage to be asserted against any insurer in connection with the Diageo Insurance Policies or for an Insurance Claim to be perfected, in each case on behalf of any of the Business Entities, (i) General Mills shall, to the extent possible, do so at its own expense or at the expense of the applicable Business Entity or (ii) if General Mills is not permitted to assert coverage or perfect an Insurance Claim, Diageo or one of the Continuing Affiliates shall do so, and, in either event, General Mills or the applicable Business Entity shall reimburse Diageo and the Continuing Affiliates for any reasonable costs and expenses that they may incur because of such action (other than the incurrence of normal internal administrative expenses).

         (d) Each of Diageo, General Mills and the Business Entities shall use its reasonable best efforts (i) to cooperate fully and to cause its Affiliates to cooperate fully with the others in submitting good faith Insurance Claims on behalf of the Business Entities under the Diageo Insurance Policies and (ii) to pay promptly over to General Mills (or, at General Mills' request, to the applicable Business Entities) any and all amounts received by Diageo or the Continuing Affiliates under the Diageo Insurance Policies with respect to Insurance Claims.

         (e) Diageo and the Continuing Affiliates shall retain custody of the Diageo Insurance Policies and any and all service contracts, claim settlements and all other insurance records relating thereto; and General Mills and the Business Entities shall have access to and the right to make copies of all such documents and records upon reasonable request to Diageo or the Continuing Affiliates.

         (f) Nothing contained herein to the contrary shall prohibit Diageo from managing its risk management program with respect to post-Closing periods, including without limitation the cancellation or reduction of the amount or scope of insurance coverage with respect to post-Closing periods, in a manner consistent with their business judgment as applied to the operations of Diageo and the Continuing Affiliates. Nothing contained in this Section 5.16 shall affect the indemnification rights or obligations of the parties pursuant to this Agreement.

                                   ARTICLE VI

                            Employee Benefits Matters

         Section 6.1 Employee Benefits Matters.

         (a) Continued Benefits. For one year following the Closing, General Mills shall continue to provide all current U.S. employees of the Business Entities employed as of the

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

Closing Date who continue to be employed following the Closing Date (the "Employees") with base compensation no less than the base compensation in effect for such Employee immediately prior to the Closing. The term "Employees" shall not include any employees or former employees of the Business Entities who prior to the Closing Date have retired, or have otherwise terminated employment. For one year following the Closing, General Mills shall maintain employee benefit plans, programs, policies and arrangements which provide benefits that are no less favorable in the aggregate than those provided under the applicable employee benefit plans, programs, policies and arrangements of the Business Entities in effect on the Closing Date or, at the election of General Mills, shall be provided employee benefit plans, programs, policies and arrangements which provide benefits that are no less favorable in the aggregate than those provided to similarly situated employees of General Mills and its Affiliates; provided, however, that the requirements of this paragraph shall not apply to Employees who are covered by a collective bargaining agreement.

         (b) Severance and Retention. Notwithstanding the foregoing, (i) for a period of one year from the Closing Date, General Mills will provide or will cause to be provided severance pay and benefits to eligible Employees (other than Employees covered by a collective bargaining agreement) that are at least equal to those that would have been provided to such Employee by the Minneapolis Salaried Employees Severance Plan or the Executive Severance Plan, as amended, whichever is applicable, (ii) for a period of one year following the Closing Date, General Mills shall make reasonable efforts, which shall not require increases in payments or benefits, to include Diageo under any release of liability obtained from terminated Employees, (iii) General Mills shall maintain the July 2000 Completion and Performance Plan provided to General Mills prior to the date hereof implemented by Pillsbury prior to the Closing (for the position levels set forth in such plan), without amendment or modification that would result in any reduction of the benefits provided thereunder, and (iv) General Mills shall pay each retention bonus arising from the Pillsbury March, 2000 reorganization, pursuant to the terms of such retention program, upon the earlier of its payment date or the participating Employee's termination of employment by General Mills (other than a termination of employment for Cause); provided, that any payment under (iii) or (iv) above, shall be an offset to a later payment under (iii) or (iv), as applicable. Nothing in this Agreement shall require General Mills or its Affiliates to maintain the employment of any Employee.

         (c) Collective Bargaining Agreements. General Mills agrees to cause each Business Entity from and after the Closing to comply with the provisions of all collective bargaining agreements to which such Business Entity is a party. Between the date hereof and the Closing Date, Pillsbury shall consult with General Mills with respect to extension, modification, renewal or renegotiation of any collective bargaining agreement.

         (d) Service Credit. To the extent permitted by law, Employees shall be given credit under each employee benefit plan, compensation program, policy or arrangement (including, but not limited to, pension, severance, vacation, health and welfare, incentive bonus and equity-based plans) of General Mills or any of its Affiliates in which the Employees are eligible to participate for all service with any Business Entity or its Affiliates (to the extent such credit was given by the Business Entity's applicable employee benefit plan, program, policy or arrangement) for purposes of participation, eligibility and vesting, and for benefit accrual for liabilities

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

assumed under Section 6.1(l). The provisions in this paragraph (d) shall not be required with respect to Employees who are covered by a collective bargaining agreement.

         (e) Employee Benefit Transition. General Mills shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions for any Employees under any medical, dental, disability or life insurance plan maintained or sponsored by or contributed to by General Mills for such individuals after the Closing Date, other than pre-existing conditions and evidence of insurability that would have been applicable under the Employee Arrangements. General Mills shall also apply towards any deductible requirements and out-of-pocket maximum limits under such plans any amounts paid (or accrued) by each Employee under the Business Entity's comparable benefit plans during the calendar year in which the Closing occurs. The provisions in this paragraph (e) shall not be required with respect to Employees who are covered by a collective bargaining agreement

         (f) Vacation. As of the Closing Date, General Mills will assume all obligations to Employees for any vacation entitlement and vacation pay entitlement as of the Closing Date to the extent reflected on the Closing Date Operating Working Capital Calculation.

         (g) COBRA. General Mills will be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code ("COBRA coverage") and any applicable similar state laws, to provide continuation coverage to or with respect to any Employee in accordance with law with respect to any "qualifying event," provided, that Diageo shall remain responsible for COBRA coverage with respect to any employee of a Business Entity who had a qualifying event prior to Closing under a welfare plan not sponsored by a Business Entity.

         (h) No Third-Party Beneficiary Rights. Nothing in this Agreement, express or implied, shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to any employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements.

         (i) Plans Not Sponsored by Business Entities. Except as provided in
Section 6.1(l), Diageo (and its Affiliates other than the Business Entities) shall be responsible for all benefits and liabilities under any Employee Arrangement that is not sponsored by a Business Entity (each, a "Diageo Plan"). Diageo shall take all actions necessary and appropriate to ensure that as of the Closing Date, except as provided in Section 6.1(j) below, all Employees shall cease to accrue benefits under Diageo Plans and the Business Entities shall withdraw from participation in any Diageo Plans. Except as provided in Section 6.1(j) below, Diageo shall vest, as of the Closing Date, all equity awards held by employees of the Business Entities, and shall be responsible for honoring such equity awards.

         (j) TSR Plan. Until such time as all such payments or benefits have been provided, Diageo shall maintain the Diageo Long Term Incentive Plan, also known as the Total Shareholder Return Plan (and shall provide or cause to be provided in a timely manner all payments due with respect to 1998 and 1999 grants made thereunder) for Employees who provide

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

services to Pillsbury and its Affiliates following the Closing (as if they were continuing to provide services for Diageo and its Affiliates (other than the Business Entities)) and who participated in such plans immediately prior to the Closing upon the terms provided in such plans, which terms shall be no less favorable than those applicable to other employees of Diageo or its Affiliates. General Mills and the Business Entities shall not be responsible for any payments or benefits under the Total Shareholder Return Plan.

         (k) Controlled Group Liability. Diageo shall indemnify and hold General Mills and the Business Entities harmless from any and all Controlled Group Liability (the occurrence of which is unrelated to the Business Entities).

         (l) Asset Transfers. At the election of General Mills, on a plan-by-plan basis, to the extent permitted by local law, General Mills will assume responsibility for pension liabilities for active participants employed by the Business Entities as of the Closing Date (subject to appropriate adjustment to reflect payments made following the Closing Date) under pension plans and arrangements that are Diageo Plans and Diageo will transfer or cause its applicable pension fund to transfer to General Mills' pension fund corresponding assets to cover such liabilities on a projected obligation basis based upon specified actuarial methods and assumptions mutually agreed upon by actuaries for Diageo and General Mills in accordance with local Law and practice; provided, that such transfer shall not be required for any unfunded plan, to the extent such liabilities were reflected on the Closing Date Operating Working Capital Calculation. If such actuaries cannot agree, such methods and assumptions shall be reasonable both individually and in the aggregate as determined by a mutually agreed upon third party actuary whose expenses shall be split by the parties. Where required, the parties hereto will use reasonable efforts to obtain any necessary consents to such transfer of assets and liabilities. Such transfers shall occur as soon as practicable following the Closing Date. To the extent permitted by Law and the terms of such contracts, Diageo shall transfer to General Mills or the relevant Business Entity the assets and insurance contracts, if any, used to fund liabilities under health, life and accident insurance plans sponsored by the Business Entities.

         (m) International Plan Disclosure. With respect to material International Plans, Diageo shall deliver to General Mills within 45 days following the date hereof, a list of each such plan, and a copy of the relevant plan document and trust agreement, the latest financial report and actuarial report, and insurance contracts and other funding vehicles, if applicable.

                                  ARTICLE VII

                                   Tax Matters

         Section 7.1 Tax Representations of Diageo. Each of Diageo and Pillsbury hereby represents and warrants to General Mills and Merger Sub as follows:

         (a) (a) The Business Entities have duly filed or caused to be filed (or had filed on their behalf) all material federal, state, local and foreign Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by (or on behalf of) any of them. All of the foregoing Tax Returns are true and correct in all material respects, and the Business Entities have, within the time and manner prescribed by applica-ble law, paid all material Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Taxing Authority other than any Taxes the validity of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with U. S. GAAP have been provided. Except as set forth in Section 7.1(a) of the Diageo Disclosure Schedule, none of the Business Entities has requested or filed any document having the effect of causing any extension of time within which to file any material Tax Returns in respect of any fiscal year which have not since been filed. Except as set forth in Section 7.1(a) of the Diageo Disclosure Schedule, no deficiencies for any material Tax have been proposed, asserted or assessed in writing, in each case, by any Taxing Authority, against any of the Business Entities. Except as set forth in Section 7.1(a) of the Diageo Disclosure Schedule, none of the Business Entities is the subject of any currently ongoing material Tax audit. Except as set forth in Section 7.1(a) of the Diageo Disclosure Schedule, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made. Except as set forth in Section 7.1(a) of the Diageo Disclosure Schedule, none of the Business Entities has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. There are no material liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of any of the Business Entities (other than liens for Taxes not yet due). No material claim has ever been made in writing by a Taxing Authority in a jurisdiction where a Business Entity does not file Tax Returns that such Business Entity is or may be subject to taxation by that jurisdiction. None of the Business Entities has filed an election under Section 341(f) of the Code to be treated as a "consenting corporation" within the meaning of such Code Section.

         (b) The Business Entities have withheld and paid or have caused to be withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

         (c) None of the Business Entities has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of
Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

         Section 7.2 General Mills Reorganization-Related Representations. Each of General Mills and Merger Sub hereby represents and warrants to Diageo and Pillsbury as follows:

         (a) Following the Merger, General Mills, or a member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the historic business of Pillsbury or will use a significant portion of Pillsbury's historic business assets in a business. For purposes of this representation, General Mills and such members (i) shall be deemed to own that portion of the assets of a partnership reflecting their interest therein and (ii) shall be treated as conducting the business of a partnership of which they are members, pro-

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

vided that (x) they own in the aggregate at least a 33 1/3% interest in the partnership or (y) they own in the aggregate at least a 20% interest in such partnership and perform active and substantial managerial functions with respect thereto.

         (b) General Mills has no plan or intention to cause Pillsbury to issue additional shares of its stock that would result in General Mills not having "control" of Pillsbury. For purposes of this Section 7.2(b), "control" of a corporation means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of such corporation.

         (c) Merger Sub was formed by General Mills for purposes of consummating the Merger, will have nominal assets at the time of the Merger, has no liabilities and will have no liabilities at the time of the Merger (other than pursuant to this Agreement), and will not transfer to Pillsbury any assets subject to liabilities. Merger Sub has not conducted and will not conduct any business activities or other operations of any kind prior to the consummation of the Merger, other than the issuance of its stock to General Mills.

         (d) General Mills has no plan or intention to liquidate Pillsbury, to merge Pillsbury with or into another corporation (other than merging Merger Sub into Pillsbury in the Merger), or to sell or otherwise dispose of the stock of Pillsbury except for transfers of stock described in Code Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k)(2).

         (e) General Mills shall not cause Pillsbury to take any Substantially All Action. A "Substantially All Action" is a distribution by Pillsbury of assets to a shareholder, the incurrence of indebtedness by Pillsbury (other than any refinancing of indebtedness that exists at the time of the Merger) or the repayment of Pillsbury indebtedness that exists at the time of the Merger (other than any refinancing of such indebtedness), which distribution, incurrence or repayment (i) occurs after the Merger and prior to the one year anniversary thereof and (ii) (A) causes Pillsbury to fail to hold at least 90 percent of the fair market value of its net assets held immediately prior to the Merger, (B) causes Pillsbury to fail to hold at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger, (C) causes Pillsbury to fail to hold at least 90 percent of the fair market value of Merger Sub's net assets held immediately prior to the Merger or (D) causes Pillsbury to fail to hold at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Pillsbury or Merger Sub to shareholders who receive cash or other property, amounts used by Pillsbury or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Pillsbury or Merger Sub in connection with the Merger will be included (to the extent that General Mills has knowledge thereof) as assets of Pillsbury or Merger Sub, respectively, held immediately prior to the Merger, and shares of General Mills Common Stock issued in the Merger will not be so included.

         Section 7.3 Tax Indemnification. (a) From and after the Closing Date, the Diageo Tax Indemnitors shall pay or cause to be paid, and jointly and severally shall indemnify each General Mills Tax Indemnitee and protect, save and hold each General Mills Tax Indemnitee harmless from and against the following Taxes:

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

         (i) Any Tax imposed upon or relating to Diageo or any of the Continuing Affiliates for any period, including any such Tax for which any of the Business Entities (or any Non-Controlled Foreign Entity or Subsidiary thereof) may be liable (w) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (x) as a transferee or successor, (y) by contract or (z) otherwise;

         (ii) Any Tax imposed upon or relating to any of the Business Entities for any Pre-Closing Period; and

         (iii) Any Tax imposed upon, relating to or resulting from (x) the Merger or the provisions of Section 2.13 or 2.14 hereof (except, in each case, to the extent set forth in Section 7.3(b)(ii) below), (y) any of the Subsidiary Purchases or (z) any restructuring undertaken in contemplation of the Merger or any of the Subsidiary Purchases.

         (b) From and after the Closing Date, the General Mills Tax Indemnitors shall pay or cause to be paid, and jointly and severally shall indemnify each Diageo Tax Indemnitee and protect, save and hold each Diageo Tax Indemnitee harmless from and against the following Taxes:

         (i) Any Tax imposed upon or relating to any of the Business Entities for any Post-Closing Period; and

         (ii) Any Tax imposed upon the Pillsbury Stockholder on the Merger that would not have arisen but for a breach by General Mills of any of the representations set forth in Section 7.2.

         (c) Except as otherwise provided in Section 7.7, payment in full of any amount due to a Tax Indemnitee under this Section 7.3 shall be made to the affected Tax Indemnitee in immediately available funds at least two Business Days before the date payment of the Taxes to which such payment relates is due.

         Section 7.4 Section 338(g) Elections for Purchased Entities . General Mills may, at its option, cause a timely and irrevocable election (a "338 Election") under Section 338(g) of the Code (and any corresponding provisions of state or local Tax law) to be made with respect to any or all of the Purchased Entities or any of their respective Subsidiaries which, in each case, is not, as of the date hereof, owned directly or indirectly, by a U.S. corporation (the "338 Election Subsidiaries"). If General Mills causes such elections to be made, each of General Mills and Diageo shall, and shall cause their respective Subsidiaries and Affiliates to, (i) treat the 338 Elections as valid, (ii) file all Tax Returns in a manner consistent with such 338 Elections and the 338 Election Allocations (as defined below) and (iii) take no position contrary thereto, except to the extent required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local Tax provision) (a "Determination"). With respect to each 338 Election, General Mills shall prepare and submit to Diageo for Diageo's consent and agreement (i) the aggregate deemed sale price (as defined in Treasury Regulation Section 1.338-4T) (the "ADSP") and
(ii) the allocation of the ADSP among the assets of each of the 338 Election Subsidiaries (collectively, the "338 Election Allocations"). The 338 Election Allocations shall be reasonable and shall be determined in accordance with
Section 338 of the Code and the applicable Treasury

Regulations thereunder. Diageo shall provide General Mills such assistance as General Mills may reasonably request in connection with the preparation of any form or document required to effect a valid and timely 338 Election. Diageo shall not be responsible for any failure of an attempted 338 Election to be valid, except to the extent that such failure results from a failure by Diageo to comply with its obligations under this Section 7.4.

         Section 7.5 Allocation of Certain Taxes. (a) If any of the Business Entities is permitted but not required under applicable state, local or foreign income Tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall cause such Business Entity to treat that day as the last day of a taxable period.

         (b) In the case of Taxes arising in a taxable period of any of the Business Entities that includes but does not end on the Closing Date, except as provided in Section 7.5(c), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For purposes of this
Article VII, (i) any Tax on gain or income resulting from the triggering into income of deferred intercompany transactions under Section 1.1502-13 of the Treasury Regulations or excess loss accounts under Section 1.1502-19 of the Treasury Regulations that occurs as a result of the Merger shall be considered to be attributable to the Pre-Closing Period and (ii) each partnership or "flowthrough" entity in which any of the Business Entities holds an interest shall be treated as if its taxable year ended at the close of business on the Closing Date and Taxes attributable to the income and gain of such entities through the close of business on the Closing Date (as determined in a reasonably practicable manner) shall be considered to be attributable to the Pre-Closing Period.

         (c) In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to a Straddle Period (as defined below), the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period, and the balance of such Taxes shall be attributable to the Post-Closing Period; provided, however, that if any property, asset or other right of any of the Business Entities is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Period.

         Section 7.6 Carryovers, Refunds and Related Matters. (a) Any refund or credit of Taxes (including any interest thereon) that relates to any of the Business Entities and that is a refund or credit of Taxes with respect to a Pre-Closing Period shall be the property of Diageo or its designee and shall be retained by Diageo or its designee (or promptly reimbursed to Diageo or such designee by the Business Entity if any such refund or credit (or interest thereon) is received by General Mills, a Business Entity or any of their respective Subsidiaries or Affiliates); provided, however, that any refund, credit or other benefit actually received or realized in cash by Diageo, any Continuing Affiliate or any Business Entity with respect to a Pre-Closing Period that results from, and would not have resulted but for, the carryback of any Tax attribute of General Mills, any Business Entity or any of their respective Subsidiaries or Affiliates arising in a Post-Closing Period (to the extent that such carryback does not preclude or delay utilization of a Dia-

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

geo Group Tax attribute or Business Entity Pre-Closing Period Tax attribute) shall be the property of and retained by the Business Entity (or paid by Diageo to the Business Entity promptly after actual receipt or realization in cash of such refund, credit or other benefit by Diageo or any of its Subsidiaries or Affiliates).

         (b) Any refund or credit of Taxes (including any interest thereon) that relates to any of the Business Entities and that is a refund or credit of Taxes with respect to a Post-Closing Period shall be the property of General Mills or the Business Entity and shall be retained by General Mills or the Business Entity (or promptly paid by Diageo to General Mills or the Business Entity if any such refund or credit (or interest thereon) is received by Diageo or any of its Subsidiaries or Affiliates); provided, however, that any refund, credit or other benefit actually received or realized in cash by General Mills or any Business Entity with respect to a Post-Closing Period that results from, and would not have resulted but for, the carryover of any Business Entity Tax attribute arising in a Pre-Closing Period (to the extent that such carryover does not preclude or delay utilization of a General Mills Group Tax attribute or Business Entity Post-Closing Period Tax attribute) shall be the property of Diageo or its designee and shall be paid by the Business Entity to Diageo or its designee promptly after actual receipt or realization in cash of such refund, credit or other benefit by General Mills or a Business Entity.

         (c) In applying Section 7.6(a) and Section 7.6(b), (i) any refund or credit of Taxes (including any interest thereon) for a Straddle Period (as defined below) shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 7.5 and (ii) any foreign tax that is deemed paid by a Business Entity in a taxable period pursuant to Section 902 of the Code shall be considered to be "with respect to" such taxable period, regardless of when the underlying foreign tax was actually paid or accrued.

         (d) In the event of any adjustment of a Pre-Closing Period Tax deduction or income item of a Business Entity by a Taxing Authority pursuant to a Determination (or otherwise in a Tax Proceeding), which adjustment results in a Tax benefit (determined for purposes of this Section 7.6(d) after taking into account any preclusion or delay in the utilization of any General Mills Group Tax attribute or any Business Entity Post-Closing Period Tax attribute) actually received or realized in cash by General Mills or any Business Entity and such Tax benefit would not have been so received or realized but for such adjustment, then to the extent such Tax benefit arises with respect to (the Post-Closing Period portion of) a taxable period of a Business Entity ending on or prior to the second anniversary of the Closing Date and would otherwise have been for the account of General Mills hereunder, the Business Entity shall pay Diageo or its designee the amount of such Tax benefit promptly after actual receipt or realization in cash of such Tax benefit by General Mills or the Business Entity.

         (e) In the event of any adjustment of a Post-Closing Period Tax deduction or income item of a Business Entity by a Taxing Authority pursuant to a Determination (or otherwise in a Tax Proceeding), which adjustment results in a Tax benefit (determined for purposes of this Section 7.6(e) after taking into account any preclusion or delay in the utilization of any Diageo Group Tax attribute or any Business Entity Pre-Closing Period Tax attribute) actually received or realized in cash by Diageo, any Continuing Affiliate or any Business Entity and such Tax benefit would not have been so received or realized but for such adjustment, then to the extent such Tax benefit arises with respect to the Pre-Closing Period and would otherwise have

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

been for the account of Diageo hereunder, the Business Entity shall retain such Tax benefit (or Diageo or its designee shall pay such Business Entity the amount of such Tax benefit promptly after actual receipt or realization in cash of such Tax benefit by Diageo or any of its Subsidiaries or Affiliates).

         Section 7.7 Preparation and Filing of Tax Returns. (a) Diageo shall file or cause to be filed (i) any combined, consolidated or unitary Return that includes Diageo, the Pillsbury Stockholder or any Continuing Affiliate and (ii) any other Return of any of the Business Entities for any taxable period that ends on or before the Closing Date. All such Returns shall be filed in a manner consistent with past practice, shall not include any change in any method of accounting and shall not include any Tax election that is inconsistent with past practice (except for the 338 Elections). Diageo shall, reasonably promptly after the filing of a Return described in clause (i) or (ii) above, provide General Mills a copy of such Return (or a copy of a pro forma separate Return in the case of a Return described in clause (i)). Diageo shall remit to the relevant Taxing Authority all Taxes shown by such Returns to be due. General Mills shall cause the Business Entities to furnish information to Diageo in connection with any such Return, at Diageo's expense, in accordance with the past procedures, customs and practices of Diageo.

         (b) Except to the extent set forth in Section 7.7(a), General Mills shall file or cause to be filed all Returns of, or that include, any of the Business Entities.

         (c) With respect to any Return of any of the Business Entities for a taxable period that, with respect to such Business Entity, begins on or before and ends after the Closing Date (such a Return, a "Straddle Period Return" and such a taxable period, a "Straddle Period"), General Mills shall deliver a copy of such Return to Diageo at least 40 Business Days prior to the due date (giving effect to any extension thereof), accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Return. Such Return and allocation shall be final and binding on Diageo, unless, within 10 Business Days after the date of receipt by Diageo of such Return and allocation, Diageo delivers to General Mills a written request for changes to such Return or allocation. If Diageo delivers such a request, then General Mills and Diageo shall undertake in good faith to resolve the issues raised in such request prior to the due date (including any extension thereof) for filing such Return. If General Mills and Diageo are unable to resolve any issue within 10 Business Days from the date of receipt by General Mills of the request for changes, then Diageo and General Mills jointly shall engage the Neutral Auditors to determine the correct treatment of the item or items in dispute. Each of Diageo and General Mills shall bear and pay one-half of the fees and other costs charged by the Neutral Auditors. The determination of the Neutral Auditors shall be final and binding on the parties hereto.

         (d) In the case of each Straddle Period Return, not later than two Business Days before the due date (including any extension thereof) for payment of Taxes with respect to such Return, Diageo shall pay to General Mills or the relevant Business Entity the portion of the Taxes in connection with such Return for which Diageo is responsible pursuant to Section 7.3.

         Section 7.8 Tax Contests. (a) Notices. If any Taxing Authority asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such

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

party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VII, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

         (b) Pre-Closing Taxable Periods. Diageo shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a "Tax Proceeding") (A) in respect of a Business Entity for any taxable period that ends on or before the Closing Date or (B) involving a challenge to the qualification of the Merger as a tax-free "reorganization" within the meaning of Code Section 368; provided, however, that (i) insofar as any such Tax Proceeding relates to the matters set forth in clause (A) or (B) above, Diageo shall provide General Mills with a timely and reasonably detailed account of each stage of such Tax Proceeding and
(ii) in the case of any Tax Proceeding involving a challenge to the qualification of the Merger as a tax-free "reorganization" within the meaning of Code Section 368 on the basis (in whole or in part) of the inaccuracy of any of the representations made by General Mills and Merger Sub in Section 7.2, (I) Diageo shall consult with General Mills before taking any significant action in connection with such Tax Proceeding, (II) Diageo shall consult with General Mills and offer General Mills an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding,
(III) Diageo shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (IV) General Mills shall be entitled to participate in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority or other Governmental Authority, and (V) Diageo shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of General Mills. Notwithstanding any other provision, none of the General Mills Tax Indemnitors shall have any obligation whatsoever pursuant to
Section 7.3(b)(ii) arising from a Tax Proceeding described in clause (B) above, if Diageo fails to comply with the covenant set forth in clause (i) above in connection with such Tax Proceeding, fails to consult with General Mills before taking any significant action in connection with such Tax Proceeding, fails to consult with General Mills and offer General Mills an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, fails to defend such Tax Proceeding diligently and in good faith as if Diageo were the only party in interest in connection with such Tax Proceeding, fails to provide General Mills with an opportunity to participate in such Tax Proceeding or fails to provide General Mills with copies of any written materials relating to such Tax Proceeding that are received from the relevant Taxing Authority or other Governmental Authority or if Diageo settles, compromises or abandons any such Tax Proceeding without obtaining the prior written consent (except to the extent such consent is unreasonably withheld) of General Mills.

         (c) Straddle Periods. In the case of a Tax Proceeding for a Straddle Period of a Business Entity (i) the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling

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Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-controlling Party shall be entitled to participate in such Tax Proceeding if such Tax Proceeding could have an adverse impact on the Non-controlling Party or any of its affiliated Tax Indemnitees and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of the Non-controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its affiliated Tax Indemnitees. "Controlling Party" shall mean whichever of Diageo and General Mills is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Proceeding, and "Non-controlling Party" shall mean whichever of Diageo and General Mills is not the Controlling Party with respect to such Straddle Period Tax Proceeding.

         (d) Post-Closing Taxable Periods. General Mills shall have the right to control any Tax Proceeding involving any of the Business Entities, Non-Controlled Foreign Entities or any Subsidiary thereof (other than any Tax Proceeding which Diageo is entitled to control under Section 7.8(b) or (c)).

         Section 7.9 Cooperation. Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation, documentation and information as any of them reasonably may request in (i) filing any Return, amended Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, (iii) conducting any Tax Proceeding or (iv) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party will retain all Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Business Entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Returns and other documents relate or (y) eight years following the due date (without extension) for such Returns. Thereafter, the party holding such Returns or other documents may dispose of them, provided that such party shall give to the other party written notice prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Each party required to file Returns pursuant to this Article VII shall bear all costs of filing such Returns.

         Section 7.10 Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between any of the Business Entities (or Non-Controlled Foreign Entities or Subsidiaries thereof) on the one hand and Diageo, Pillsbury Stockholder or any Continuing Affiliate on the other hand shall be terminated with respect to each of the Business Entities (and the Non-Controlled Foreign Entities and Subsidiaries thereof) as of the day before the Closing Date and, from and after the Closing Date, the Business Entities (and the Non-Controlled Foreign Entities and Subsidiaries thereof) shall not have any rights or obligations thereunder for any past or future period.

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         Section 7.11 General Mills Consolidated Returns. Notwithstanding any
other provision, (a) General Mills shall be entitled to control in all respects, and neither Diageo, Pillsbury Stockholder nor any Subsidiary or Affiliate of any of them shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes General Mills or any other member of the General Mills Group and (b) General Mills and its Subsidiaries and Affiliates shall not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes General Mills or any other member of the General Mills Group (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 7.11(b), the Person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Business Entities).

         Section 7.12 Diageo Consolidated Returns. Notwithstanding any other provision, (a) except to the extent set forth in Section 7.8, Diageo shall be entitled to control in all respects, and neither General Mills nor any of its Subsidiaries or Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Diageo, Pillsbury Stockholder or any Continuing Affiliate and (b) Diageo and its Subsidiaries and Affiliates shall not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Diageo, Pillsbury Stockholder or any other Continuing Affiliate (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 7.12(b), the Person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Business Entities).

         Section 7.13 Definitions. The following terms shall have the meanings set forth as follows:

         (a) "Diageo Group" shall mean Diageo and each of its Subsidiaries and Affiliates, other than the Business Entities.

         (b) "Diageo Tax Indemnitees" means Diageo, the Pillsbury Stockholder and each of the Continuing Affiliates.

         (c) "Diageo Tax Indemnitors" means Diageo, the Pillsbury Stockholder and each of the Selling Affiliates.

         (d) "General Mills Group" shall mean General Mills and each of its Subsidiaries and Affiliates, other than the Business Entities.

         (e) "General Mills Tax Indemnitees" means General Mills and each of its Subsidiaries and Affiliates, including the Business Entities.

         (f) "General Mills Tax Indemnitors" shall mean General Mills and the Buying Affiliates.

         (g) "Post-Closing Period" means any taxable period or portion thereof beginning, with respect to the Business Entities, after the Closing Date or, as the context may require, all such periods and portions.

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         (h) "Pre-Closing Period" means any taxable period or portion thereof ending, with respect to the Business Entities, on or before the Closing Date or, as the context may require, all such periods and portions.

         (i) "Returns" or "Tax Returns" means any returns, reports or statements (including any amended returns or information returns) required to be filed for purposes of a particular Tax.

         (j) "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

         (k) "Tax Claim" means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification of a Tax Indemnitee under this Article VII.

         (l) "Tax Indemnitee" shall mean a Diageo Tax Indemnitee or a General Mills Tax Indemnitee.

         (m) "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

         Section 7.14 Survival. The representations and warranties of Diageo set forth in Section 7.1 shall not survive the Effective Time. The representations and warranties of General Mills set forth in Section 7.2 shall survive the Effective Time until the expiration of the applicable statute of limitations.

         Section 7.15 Adjustments. Any indemnification payment hereunder and any payment made pursuant to Section 2.13 or 2.14 shall be treated for U.S. federal income Tax purposes as an adjustment to purchase price, except to the extent otherwise required pursuant to a Determination.

         Section 7.16 Tax Transactions. From and after the date hereof through the Closing Date, none of the Business Entities shall enter into any contract, agreement or other arrangement relating to (i) Tax indemnification, (ii) the transfer to, or utilization by, a Person of Tax credits, deductions or other benefits of another Person or (iii) the transfer or assignment to a Person of income or revenues of another Person. None of the Business Entities shall become required to include in income any adjustment pursuant to Section 481 of the Code (or a comparable provision of state, local or foreign Tax law) by reason of a voluntary change, on or after the date hereof, in accounting method made by or at the direction of Diageo. From and after the date hereof through the Closing Date, none of the Business Entities shall become a party to a transaction being accounted for as an installment obligation under Section 453 of the Code, a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4T (without regard to the effective date provisions of such Regulation) or any other transaction pursuant to which

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income is economically received in one taxable period and intended to be reported in a later period.

                                  ARTICLE VIII

                              Conditions Precedent
                              --------------------

         Section 8.1 Conditions to Each Party's Obligation. The obligations of Pillsbury, Merger Sub and General Mills to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

         (a) Receipt of Stockholder Approvals. (i) General Mills shall have obtained the Required General Mills Votes in connection with the approval of the General Mills Share Issuance and the Charter Amendment by the stockholders of General Mills and (ii) Diageo shall have obtained the Required Diageo Vote in connection with the approval of the Transactions by the shareholders of Diageo.

         (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect having the effect of making the Merger or the Subsidiary Purchases illegal or otherwise prohibiting consummation of the Merger or the Subsidiary Purchases.

         (c) HSR Act and EU Approval. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and the notification of and approval by the European Commission (the "EC") under EU Council Regulation 4064/89, as amended, shall have been received, if required.

         (d) Governmental and Regulatory Approvals. Other than the filings pursuant to the HSR Act and with the EC, all consents, approvals and actions of, filings with and notices to any Governmental Authority required of General Mills, Diageo or any of their Subsidiaries to consummate the Merger and the Subsidiary Purchases and the other transactions contemplated hereby, the failure of which to be obtained or made would have or would reasonably be expected to have a Pillsbury Material Adverse Effect or a General Mills Material Adverse Effect shall have been obtained or made.

         (e) NYSE Listing. The shares of General Mills Common Stock to be issued in the Merger and delivered pursuant to the Subsidiary Purchases shall have been approved for listing on the NYSE, subject to official notice of issuance.

         (f) Subsidiary Purchases. The Subsidiary Purchases shall be consummated concurrently with consummation of the Merger.

         Section 8.2 Additional Conditions to General Mills' and Merger Sub's Obligations. The obligations of General Mills and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

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         (a) Representations, Warranties and Covenants of Diageo and Pillsbury.
(i) Each of the representations and warranties of Diageo and Pillsbury set forth in this Agreement that is qualified as to Pillsbury Material Adverse Effect shall be true and correct, and each of the representations and warranties of Diageo and Pillsbury set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) and (ii) each of the representations and warranties of the Selling Affiliates in the Subsidiary Purchase Agreements shall be true and correct in all material respects, in each case when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date).

         (b) Performance of Obligations of Diageo and Pillsbury. Each of Diageo and Pillsbury shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

         (c) Indebtedness. The aggregate outstanding indebtedness of the Business Entities as of the Closing Date (excluding off balance sheet financing and operating and capitalized finance leases that are reflected in the profits and losses statement of the Business Entities in the ordinary course consistent with past practice) shall not exceed $5.142 billion.

         (d) Certificate. General Mills shall have received at the Closing a certificate dated the Closing Date and validly executed by the chief executive officer and the chief financial officer of each of Diageo and Pillsbury to the effect that the conditions specified in paragraphs (a), (b) and (c) of this
Section 8.2 have been satisfied.

         (e) Deliveries. Diageo or the Selling Affiliates shall have delivered all the certificates, instruments, agreements and other documents to be delivered pursuant to Section 2.11.

         Section 8.3 Additional Conditions to Pillsbury's Obligation. Pillsbury's obligation to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

         (a) Representations, Warranties and Covenants of General Mills and Merger Sub. (i) Each of the representations and warranties of General Mills and Merger Sub set forth in this Agreement that is qualified as to General Mills Material Adverse Effect shall be true and correct, and each of the representations and warranties of General Mills and Merger Sub set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) and (ii) each of the representations and warranties of the Buying Affiliates in the Subsidiary Purchase Agreements shall be true and correct in all material respects, in each case when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date).

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         (b) Performance of Obligations of General Mills and Merger Sub. Each of
General Mills and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

         (c) Certificate. Diageo shall have received at the Closing a certificate dated the Closing Date and validly executed by the chief executive officer and the chief financial officer of General Mills to the effect that the conditions specified in paragraphs (a) and (b) of this Section 8.3 have been satisfied.

         (d) Tax Opinion of Diageo's Counsel. Diageo shall have received from Sullivan & Cromwell, special tax counsel to Diageo, a written opinion dated as of the Closing Date to the effect that the Merger will qualify as a "reorganization" within the meaning of Code Section 368. In rendering such opinion, counsel to Diageo shall be entitled to rely upon information, representations and assumptions provided by General Mills in an officer's certificate containing solely the representations set forth in Section 7.2 and by Diageo in an officer's certificate.

         (e) Deliveries. General Mills or the Buying Affiliates shall have delivered to Diageo all the certificates, instruments, agreements and other documents to be delivered pursuant to Section 2.12.

                                   ARTICLE IX

                            Survival; Indemnification
                            -------------------------

         Section 9.1 Survival. (a) The representations and warranties of Diageo and Pillsbury contained in this Agreement shall survive the Effective Time until the first anniversary of the Effective Time, except the representations and warranties set forth (i) in Section 3.18 which shall survive the Effective Time until the second anniversary of the Effective Time and (ii) in Article VII, whose survival shall be as set forth in Article VII. The representations and warranties of General Mills and Merger Sub contained in this Agreement shall survive the Effective Time until the first anniversary of the Effective Time, except the representations and warranties set forth in Article VII, whose survival shall be as set forth in Article VII.

         (b) The covenants and agreements of the parties hereto contained in this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX shall survive the Effective Time.

         Section 9.2 Indemnification by Diageo. (a) Subject to Section 9.5(a) hereof, from and after the Closing Date, Diageo, the Pillsbury Stockholder and the Selling Affiliates (the "Diageo Indemnifying Parties") shall indemnify and hold harmless General Mills and its Subsidiaries (including the Business Entities) and their respective officers, directors and Affiliates (collectively, the "General Mills Indemnified Parties") from and against any and all Covered Losses suffered by such General Mills Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties (without giving effect to any materiality qualifiers contained therein) (A) of Diageo or Pillsbury in this Agreement (other than those set forth in Article VII hereof, indemnity for which is addressed in Article VII) and (B) of

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the Selling Affiliates in the Subsidiary Purchase Agreements, in each case when made, and, except for representations and warranties that speak of a specific date or time (which need only be true and correct as of such date and time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by Diageo or Pillsbury herein or by the Selling Affiliates in the Subsidiary Purchase Agreements and (iii) any liability or obligation of any of the Business Entities arising from or relating to any business other than the Business.

         (b) The General Mills Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 9.2(a): (i) after the second anniversary of the Closing Date, with respect to such inaccuracies in or breaches of the representations and warranties contained in Section 3.18 hereof, or (ii) after the first anniversary of the Closing Date, with respect to all other inaccuracies in or breaches of the representations and warranties of Diageo or Pillsbury contained in any other Section hereof or of the Selling Affiliates contained in the Subsidiary Purchase Agreements; provided that if on or prior to such first or second anniversary of the Closing Date, as the case may be, a Notice of Claim shall have been given to Diageo pursuant to Section
9.4 hereof for such indemnification, the General Mills Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

         Section 9.3 Indemnification by General Mills. (a) Subject to Section 9.5(b) hereof, from and after the Closing Date, General Mills and the Buying Affiliates (the "General Mills Indemnifying Parties") shall indemnify and hold harmless Diageo and its Subsidiaries (excluding the Business Entities) and their respective officers, directors and Affiliates (collectively, the "Diageo Indemnified Parties") from and against any and all Covered Losses suffered by such Diageo Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties (without giving effect to any materiality qualifiers contained therein) (A) of General Mills or Merger Sub in this Agreement (other than those set forth in Article VII hereof, indemnity for which is addressed in Article VII) and (B) of the Buying Affiliates in the Subsidiary Purchase Agreements, in each case when made, and, except for representations and warranties that speak of a specific date or time (which need only be true and correct as of such date and time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by General Mills or Merger Sub herein or by the Buying Affiliates in the Subsidiary Purchase Agreements and (iii) any liability or obligation of any of the Business Entities other than those for which the Diageo Indemnified Parties have indemnified the General Mills Indemnified Parties pursuant to Section 9.2.

         (b) The Diageo Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 9.3(a) after the first anniversary of the Closing Date; provided that if on or prior to such first anniversary of the Closing Date a Notice of Claim shall have been given to General Mills pursuant to Section 9.4 hereof for such indemnification, the Diageo Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX

         Section 9.4 Indemnification Procedures. (a) Upon obtaining knowledge of any claim or demand which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, General Mills or Diageo, as the case may be, shall give written notice ("Notice of

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

Claim") of such claim or demand to the other. The party giving such Notice of Claim shall furnish to the other party in reasonable detail such information as the General Mills Indemnified Parties or the Diageo Indemnified Parties, as the case may be, may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Sections 9.2(b) and 9.3(b) hereof, no failure or delay by General Mills or Diageo in the performance of the foregoing shall reduce or otherwise affect the obligation of the Diageo Indemnifying Parties or the General Mills Indemnifying Parties, respectively, to indemnify and hold the General Mills Indemnified Parties or the Diageo Indemnified Parties, respectively, harmless, except to the extent that such failure or delay shall have actually adversely affected the General Mills Indemnifying Parties' or Diageo Indemnifying Parties', as the case may be, ability to defend against, settle or satisfy any Covered Losses for which the party seeking indemnification is entitled to indemnification hereunder.

         (b) If the claim or demand set forth in the Notice of Claim given pursuant to Section 9.4(a) hereof is a claim or demand asserted by a third party, the party receiving such Notice of Claim shall have 15 days after the date on which Notice of Claim is given to notify the party giving such Notice of Claim in writing of its election to defend such third party claim or demand on behalf of the party seeking indemnification. If the party receiving such Notice of Claim elects, on behalf of the General Mills Indemnifying Parties or Diageo Indemnifying Parties, as the case may be, to defend such third party claim or demand, the party seeking indemnification shall make available to the indemnifying party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the indemnifying party in the defense of, such third party claim or demand, and so long as Diageo or General Mills, as the case may be, is defending such third party claim in good faith, the General Mills Indemnified Parties or Diageo Indemnified Parties, as applicable, shall not pay, settle or compromise such third party claim or demand. In such case, the General Mills Indemnifying Parties or the Diageo Indemnifying Parties, as the case may be, may pay, settle or compromise such third party claim or demand (i) with the written consent of Diageo or General Mills, on behalf of the Diageo Indemnified Parties or the General Mills Indemnified Parties, as the case may be, or (ii) without such consent, so long as such settlement includes (A) an unconditional release of the Diageo Indemnified Parties or the General Mills Indemnified Parties, as the case may be, from all liability in respect of such claim or litigation, (B) does not subject the indemnified parties to any material injunctive relief or other material equitable remedy, and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party. If the party receiving such Notice of Claim elects to defend such third party claim or demand, the General Mills Indemnified Party or the Diageo Indemnified Party, as the case may be, shall have the right to participate in the defense of such third party claim or demand, at such indemnified party's own expense. In the event, however, that such indemnified party reasonably determines that representation by counsel to the indemnifying parties of both such indemnifying parties and the indemnified party could reasonably be expected to present such counsel with a conflict of interest, then the indemnified party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying parties will pay the fees and expenses of such counsel; provided, that the Diageo Indemnifying Parties or the General Mills Indemnifying Parties, as the case may be, shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local

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

counsel) at any time for all General Mills Indemnified Parties or Diageo Indemnified Parties, as the case may be. If the party receiving such Notice of Claim does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the General Mills Indemnified Parties or Diageo Indemnified Parties, as the case may be, shall have the right, in addition to any other right or remedy they may have hereunder, at the Diageo Indemnifying Parties' or General Mills Indemnifying Parties', as the case may be, expense, to defend such third party claim or demand; provided, however, that (i) such General Mills Indemnified Parties or Diageo Indemnified Parties, as the case may be, shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand;
(ii) such General Mills Indemnified Parties' or Diageo Indemnified Parties', as the case may be, defense of or participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Diageo Indemnifying Parties or General Mills Indemnifying Parties, as applicable, under the agreements of indemnification set forth in this Article IX; and (iii) such General Mills Indemnified Parties or Diageo Indemnified Parties, as the case may be, may not settle any claim without the consent of Diageo or General Mills, respectively, on behalf of the Diageo Indemnifying Parties or General Mills Indemnifying Parties, respectively (which consent shall not be unreasonably withheld or delayed).

         (c) Diageo and General Mills shall cooperate in the defense of any claim or litigation subject to this Article IX and the records of each shall be available to the other with respect to such defense.

         (d) Except for third party claims being defended in good faith, (i) Diageo shall satisfy the Diageo Indemnifying Parties' obligations under this
Article IX in respect of a valid claim for indemnification hereunder which is not contested by Diageo in good faith, at its election, either (A) in cash or
(B) by payment in the form of a number of shares of General Mills Common Stock equal to (x) the amount of such obligation divided by (y) Market Value on the date of delivery of such shares, in either case within 30 days after the date on which Notice of Claim is given and (ii) General Mills shall satisfy the General Mills Indemnifying Parties' obligations under this Article IX in respect of a valid claim for indemnification hereunder which is not contested by General Mills in good faith within 30 days after the date on which Notice of Claim is given by payment in the form of a number of shares of General Mills Common Stock equal to (A) the amount of such obligation divided by (B) the Market Value on the date of delivery of such shares.

         Section 9.5 Limitations on Indemnification. (a) The Diageo Indemnifying Parties shall have no liability for indemnification pursuant to clause (i) of
Section 9.2(a) with respect to Covered Losses for which indemnification is provided thereunder, unless such Covered Losses exceed in the aggregate $100 million, in which case the Diageo Indemnifying Parties shall be liable for all such Covered Losses in excess of such amount; provided, that the Diageo Indemnifying Parties shall have no liability for such Covered Losses (and such Covered Losses will not be aggregated for purposes of such $100 million) in connection with any individual claim or series of related claims unless the aggregate amount of Covered Losses associated with such claim or series of related claims exceeds $5 million.

         (b) The General Mills Indemnifying Parties shall have no liability for indemnification pursuant to clause (i) of Section 9.3(a) with respect to Covered Losses for which in-

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demnification is provided thereunder, unless such Covered Losses exceed in the aggregate $100 million, in which case the General Mills Indemnifying Parties shall be liable for all such Covered Losses in excess of such amount; provided, that the General Mills Indemnifying Parties shall have no liability for such Covered Losses (and such Covered Losses will not be aggregated for purposes of such $100 million) in connection with any individual claim or any series of related claims unless the aggregate amount of Covered Losses associated with such claim or series of related claims exceeds $5 million.

         Section 9.6 Exclusive Tax Indemnification. Notwithstanding anything to the contrary in this Article IX, the above provisions of this Article IX shall not apply to Tax indemnification matters, which matters shall instead be governed by Article VII.

                                   ARTICLE X

                                   Termination
                                   -----------

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

         (a) General Mills and Diageo by mutual written consent;

         (b) either General Mills or Diageo if the Effective Time shall not have occurred by the close of business on March 31, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this
Section 10.1(b) shall not be available to (i) General Mills, if its or Merger Sub's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date or (ii) Diageo, if its or Pillsbury's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

         (c) either General Mills or Diageo if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.2) permanently restraining, enjoining or otherwise prohibiting the Merger or the Subsidiary Purchases, and such order, decree, ruling or other action shall have become final and nonappealable;

         (d) by either General Mills or Diageo if (i) the General Mills Stockholders Approval shall not have been obtained by reason of the failure to obtain the Required General Mills Votes in connection with the approval of the General Mills Share Issuance and the Charter Amendment or (ii) the Diageo Shareholders Approval shall not have been obtained by reason of the failure to obtain the Required Diageo Vote in connection with the approval of the Transactions, in each case upon the taking of such vote(s) at a duly held meeting of stockholders or shareholders of General Mills or Diageo, as the case may be, or at any adjournment thereof; or

         (e) (i) by General Mills, prior to the Diageo Shareholders Meeting, if the Board of Directors of Diageo shall have withdrawn or modified in any manner adverse to General Mills its recommendation that the shareholders of Diageo approve the Transactions or shall

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have resolved to take any such action, or (ii) by Diageo, prior to the General
Mills Stockholders Meeting, if the Board of Directors of General Mills shall have withdrawn or modified in any manner adverse to Diageo its recommendation that the stockholders of General Mills approve the General Mills Share Issuance and the Charter Amendment or shall have resolved to take any such action.

         Section 10.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Diageo and General Mills pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 10.3 and Article XI shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

         Section 10.3 Termination Fees. (a) Fee Payable by General Mills. In the event that this Agreement is terminated by General Mills or Diageo pursuant to
Section 10.1(d)(i), General Mills shall pay to Diageo a termination fee of $105 million; provided that in the event that at the time of the General Mills Stockholders Meeting a Business Combination Proposal with respect to General Mills shall have been publicly announced or otherwise become known to the stockholders of General Mills generally, the fee payable by General Mills to Diageo pursuant to this sentence shall be increased to $315 million. In the event that this Agreement is terminated by Diageo pursuant to Section 10.1(e)(ii), General Mills shall pay to Diageo a termination fee of $315 million.

         (b) Fee Payable by Diageo. In the event that this Agreement is terminated by General Mills or Diageo pursuant to Section 10.1(d)(ii), Diageo shall pay to General Mills a termination fee of $105 million; provided that in the event that at the time of the Diageo Shareholders Meeting an Acquisition Proposal or a Business Combination Proposal with respect to Diageo shall have been publicly announced or otherwise become known to the shareholders of Diageo generally, the fee payable by Diageo to General Mills pursuant to this sentence shall be increased to $315 million. In the event that General Mills terminates this Agreement pursuant to Section 10.1(e)(i), Diageo shall pay to General Mills a termination fee of $315 million.

         (c) Making of Payments. Any payments required to be made by General Mills or Diageo pursuant to this Section 10.3 shall be made promptly following the termination of this Agreement, by wire transfer in immediately available funds, to the account specified by the other party.

                                   ARTICLE XI

                                  Miscellaneous
                                  -------------

         Section 11.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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         Section 11.2 Governing Law; Jurisdiction and Forum; Waiver of Jury
Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

         (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court of appropriate jurisdiction in any Action arising out of or relating to this Agreement or the Subsidiary Purchase Agreements, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by applicable Law, that any final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

         (d) Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 11.2.

         Section 11.3 Entire Agreement. This Agreement and the Ancillary Agreements, the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for Section 7.3, which is intended to benefit, and to be enforceable by, the General Mills Tax Indemnitees and the Diageo Tax Indemnitees, Section 9.2 which is intended to benefit, and be enforceable by, the General Mills Indemnified Parties, and Section 9.3 which is intended to benefit, and be enforceable by, the Diageo Indemnified Parties, this Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns permitted by Section 11.6) any rights or remedies hereunder.

         Section 11.4 Expenses. Except as set forth in this Agreement and the Subsidiary Purchase Agreements, whether the Merger is or is not consummated, all legal, investment banking and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, any costs incurred in connection with the Agreement and the transactions contemplated hereby by Diageo and its Subsidiaries (including Pillsbury, the Purchased Entities and their respective Subsidiaries) prior to the Closing, including any arrangements referred to in Section 3.14 with respect to the Diageo Financial Advisors (including any indemnity obligations

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

to the Diageo Financial Advisors), shall be deemed incurred by Diageo or one or more of the Continuing Affiliates, and not by any of the Business Entities.

         Section 11.5 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Diageo or Pillsbury shall be addressed to:

                           Diageo plc
                           8 Henrietta Place
                           London England W1M9AG
                           Attn.:  Group General Counsel
                           Telecopy No.:  011-44207-927-4864

                           with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Attn.:  Francis J. Aquila, Esq.
                           Telecopy No.:  (212) 558-3588

or at such other address and to the attention of such other person as Diageo may designate by written notice to General Mills. Notices to General Mills or Merger Sub shall be addressed to:

                           General Mills, Inc.
                           Number One General Mills Blvd.
                           Minneapolis, Minnesota 55426
                           Attn.:  General Counsel
                           Telecopy No.: (763) 764-3302

                           with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Attn.: Steven A. Rosenblum, Esq.
                           Telecopy No.:  (212) 403-2000

or at such other address and to the attention of such other person as General Mills may designate by written notice to Diageo.

         Section 11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party hereto.

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         Section 11.7 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. The terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified. All references in this Agreement to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

         Section 11.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         Section 11.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy or law or in equity.




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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.



                                  GENERAL MILLS, INC.



                                  By:  /s/ Stephen W. Sanger
                                     -------------------------------------------
                                     Name:  Stephen W. Sanger
                                     Title: Chairman and Chief Executive Officer


                                  GENERAL MILLS NORTH AMERICAN BUSINESSES, INC.



                                  By:  /s/ James A. Lawrence
                                     -------------------------------------------
                                     Name:  James A. Lawrence
                                     Title: Executive Vice President


                                  DIAGEO plc



                                  By:  /s/ Paul S. Walsh
                                     -------------------------------------------
                                     Name:  Paul S. Walsh
                                     Title: Group Chief Operating Officer


                                  THE PILLSBURY COMPANY



                                  By:  /s/ Paul S. Walsh
                                     -------------------------------------------
                                     Name:  Paul S. Walsh
                                     Title: Chairman of the Board



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